UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Owens & Minor Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

2015

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

9120 Lockwood Boulevard Mechanicsville, Virginia 23116 (804) 723-7000

March 18, 2015

Dear Shareholders:

It is a pleasure to invite you to our Annual Meeting of Shareholders on Thursday, April 30, 2015 at 10:00 a.m. The meeting will be held at the corporate headquarters of Owens & Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116. Directions to our offices are on the last page of the proxy statement.

The Notice of 2015 Annual Meeting of Shareholders and Proxy Statement describe the items of business for the meeting. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders’ meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be there to discuss items of interest and to answer any questions.

The Notice of 2015 Annual Meeting of Shareholders contains instructions on how to access our proxy materials and our 2014 Annual Report/Form 10-K over the Internet as well as how shareholders can receive paper copies of such documents, if they so desire.

You may vote your shares by the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

CRAIG R. SMITH

Executive Chairman and

Chairman of the Board

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote your shares promptly, as instructed in the Notice of Internet Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, April 30, 2015

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Thursday, April 30, 2015 at 10:00 a.m. at the offices of Owens & Minor, 9120 Lockwood Boulevard, Mechanicsville, Virginia.

The purposes of the meeting are:

1.	To elect the eleven directors named in the attached proxy statement, each for a one-year term and until their respective successors are elected and qualified;

2.	To approve the proposed 2015 Owens & Minor, Inc. Stock Incentive Plan;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

4.	To conduct an advisory vote on the compensation of our named executive officers; and

5.	To transact any other business properly before the annual meeting.

Shareholders of record as of March 5, 2015 will be entitled to vote at the annual meeting.

Your attention is directed to the attached proxy statement. The Notice of Internet Availability of Proxy Materials is being distributed on or about March 18, 2015. This proxy statement, the proxy card and Owens & Minor’s 2014 Annual Report/Form10-K are being furnished on the Internet on or about March 18, 2015.

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG

Senior Vice President, General Counsel

& Corporate Secretary

i

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on April 30, 2015

ABOUT THE MEETING

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the eleven directors named in this proxy statement, each for a one-year term and until their respective successors are elected and qualified.

Proposal 2:	Approval of the proposed Owens & Minor, Inc. 2015 Stock Incentive Plan.

Proposal 3:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Proposal 4:	Advisory vote on the compensation of our named executive officers (“NEOs”).

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on March 5, 2015 (the “Record Date”) are entitled to vote. Each share of the Company’s common stock (“Common Stock”) is entitled to one vote. As of March 5, 2015, 63,134,439 shares of Common Stock were issued and outstanding.

How to Vote

You can vote by the Internet, by telephone or by mail.

By Internet.    You may vote by the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail.    Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director, FOR” approval of the 2015 Stock Incentive Plan, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm in 2015, and “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that only the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015 is a routine matter for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to this proposal. The proposal to elect directors, the proposal to approve the 2015 Stock Incentive Plan, as well as the proposal to approve, on an advisory basis, the compensation of our NEOs are non-routine matters for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on these non-routine matters on behalf of their customers if the customers do not return specific voting instructions.

What Constitutes a Quorum

A majority of the outstanding shares of Common Stock present or represented by proxy constitutes a quorum. A quorum is required to conduct the annual meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a majority of the votes cast at the meeting is required for the election of each director. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

Approval of 2015 Stock Incentive Plan.    Approval of the 2015 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will be considered as votes cast under the rules of the NYSE and will have the effect of a vote against this proposal for purposes of the rules of the NYSE. Broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of this vote.

Ratification of Appointment of KPMG LLP.    The appointment of KPMG LLP will be ratified if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will have no effect on the results of this vote.

Advisory Vote on Executive Compensation.    The compensation of our executive officers named in the Summary Compensation Table will be approved on an advisory basis if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will have no effect on the results of this vote.

How to Obtain a Paper Copy of the Proxy Materials

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare Shareowner Service, LLC, at 1-866-

252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, Inc. to aid in the distribution and solicitation of proxies for approximately $6,000 plus expenses. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

CORPORATE GOVERNANCE

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year, we review our corporate governance policies and practices relative to applicable laws, including the Dodd-Frank Wall Street Reform Act and the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed, as well as the policies and practices recommended by groups and authorities active in corporate governance.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit, Compensation & Benefits, and Governance & Nominating Committees are

available on our website at http://www.owens-minor.com under “Corporate Governance.” The information available on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this proxy statement.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. We intend to post any amendments to or waivers from our Code of Honor (to the extent applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on our website.

Director Independence.    The Board of Directors has determined that the following Board members and/or nominees are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: Stuart M. Essig, John W. Gerdelman, Lemuel E. Lewis, Martha H. Marsh, Eddie N. Moore, Jr., James E. Rogers, David S. Simmons, Robert C. Sledd and Anne Marie Whittemore. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on our website at http://www.owens-minor.com under “Corporate Governance.” The Board has determined that all directors and/or nominees identified as independent in this proxy statement meet these standards.

Structure and Leadership of the Board.    The Board of Directors has no policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. Instead, the Board believes that it is in the best interests of the Company for this determination to be made as part of the succession planning process when it selects a new Chief Executive Officer. The Board selected Craig R. Smith, our Chief Executive Officer until he stepped down effective September 1, 2014, to also serve as Chairman of the Board. This decision was based on the Board’s desire to preserve continuity in the operation of the Board, the pursuit of our strategic goals and our unique corporate culture. The Board believes that the role of its independent lead director preserves and maintains the appropriate level of Board independence, consistent with corporate governance best practices. The Company’s Corporate Governance Guidelines provide for the annual election of an independent lead director to, among other things, preside at Board meetings in the absence of the Chairman, preside at meetings of the independent directors, serve as principal liaison on behalf of the independent directors and advise the Chairman and the board committee chairmen with respect to agendas and information requirements relating to the Board and committee meetings. The Board believes that the independent lead director enhances communications between board members (including the Chairman) and committees as well as the overall functioning of the Board’s leadership.

Majority Vote Requirement for Election of Directors.    The Board of Directors amended the Company’s Bylaws and Corporate Governance Guidelines in February 2015 to provide for the election of directors by majority, rather than plurality, vote in uncontested elections. The majority vote requirement will be in effect for the 2015 Annual Meeting of Shareholders. Under the Company’s Corporate Governance Guidelines, with respect to director nominations, the Board will only nominate those incumbent directors who submit irrevocable resignations effective upon the failure of such director nominee to receive the required vote for re-election and Board’s acceptance of such resignation. In the event an incumbent director fails to receive a majority of the votes cast, the Governance & Nominating Committee (or such other committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation, including, if applicable, its rationale for rejecting a resignation, in a press release and an appropriate disclosure with the SEC within 90 days following certification of the election results. The Governance & Nominating Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board’s Role in Risk Oversight.    The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the

Audit Committee, the Compensation & Benefits Committee and the Governance & Nominating Committee oversees the specific financial, compensation and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management activities of the Company.

Risk Assessment of Compensation Programs.    With respect to our overall compensation programs, Company management has reviewed our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. As part of this assessment, we reviewed the design and features of our compensation and benefits programs and policies, potential risks that could be created by these programs and features of our programs and corporate governance policies that help to mitigate risk. Management reviewed and discussed the results of the assessment with the Compensation & Benefits Committee. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee is composed of five directors, all of whom are independent. The Governance & Nominating Committee met four times during 2014, in which considerable time and attention was devoted to executive succession planning as Mr. Smith transitioned from Chief Executive Officer to Executive Chairman and Mr. Bierman was appointed to the role of President and Chief Executive Officer of the Company effective September 1, 2014. During 2014, the Committee also addressed several corporate governance matters, including the decision to allow the existing shareholders rights plan to lapse upon expiration in April 2014 without replacement. At the recommendation of the Governance & Nominating Committee, the Board amended the Company’s Bylaws and Corporate Governance Guidelines to provide for the election of directors by majority vote in uncontested elections. Following the election of directors at the Annual Meeting, upon the recommendation of the Committee, the Board appointed new committee chairs and Lead Director and rotated committee memberships. The Committee also adopted a new approach to the 2014 Board self-assessment process with the engagement of an independent outside board consultant. The consultant interviewed all directors to identify strengths and weaknesses and opportunities for improvement of board and board committee structure and function, followed by an executive session with the Board to discuss the results of the assessment. As provided in its charter, the Governance & Nominating Committee reviewed and approved the Committee’s charter and the Company’s Corporate Governance Guidelines; reviewed the performance of the Chief Executive Officer; and reviewed with the Chief Executive Officer proposed organization changes and related management promotions, as well as succession plans for members of senior management.

THE GOVERNANCE & NOMINATING

COMMITTEE

Martha H. Marsh, Chairman

Lemuel E. Lewis

Eddie N. Moore, Jr.

James E. Rogers

Robert C. Sledd

BOARD MEETINGS

The Board of Directors held eleven meetings during 2014. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s Corporate Governance Guidelines provide that, absent unusual or unforeseen circumstances, directors are expected to attend each annual meeting of shareholders. All directors attended the 2014 Annual Meeting of Shareholders.

Under the Company’s Corporate Governance Guidelines, the independent directors meet in executive session after each regularly scheduled Board meeting. These meetings are chaired by a lead director who is elected annually by the non-management directors following each annual meeting of shareholders. Anne Marie Whittemore was appointed in 2014 to serve as lead director and preside over these executive sessions. As lead director, Ms. Whittemore is also invited to participate in meetings of all Board committees but is permitted to vote only in meetings of committees of which she is a member. Shareholders and other interested parties may contact the lead director by following the procedures set forth in “Communications with the Board of Directors” on page 10 of this proxy statement.

COMMITTEES OF THE BOARD

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee:    Oversees (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s independent registered public accounting firm and internal audit functions and (v) issues involving the Company’s ethical and legal compliance responsibilities. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The Board of Directors has determined that each of Lemuel E. Lewis and Eddie N. Moore, Jr. is an “audit committee financial expert,” as defined by SEC regulations and that each member of the Audit Committee is financially literate under NYSE listing standards. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder as incorporated into the NYSE listing standards and under the Company’s corporate governance guidelines.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits). For further information on this committee’s processes and procedures, see “Compensation Discussion and Analysis” on page 27 of this proxy statement. All members of the Compensation & Benefits Committee are independent within the meaning of the enhanced NYSE listing standards and the Company’s Corporate Governance Guidelines.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers and nominees for each Board committee. Reviews and recommends changes to director compensation. Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review. Oversees the governance of the Company, including reviewing and recommending changes to the Corporate Governance Guidelines. Conducts succession planning for senior management. All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session.

The Company has previously had a Strategic Planning Committee whose purpose was to review and makes recommendations for the strategic direction of the Company and conduct an annual strategic planning retreat for the Board of Directors and senior management. However, we decided to eliminate the Strategic Planning Committee during 2014 since the full board typically performs the strategic planning function for the Company.

BOARD COMMITTEE MEMBERSHIP

Director	Board	Audit	Compensation & Benefits	Executive	Governance & Nominating	Strategic Planning
James L. Bierman	X			X		X
Stuart M. Essig	X		X			X
John W. Gerdelman	X	X				X*
Lemuel E. Lewis	X	X*		X	X
Martha H. Marsh	X		X	X	X*	X
Eddie N. Moore, Jr.	X	X			X
James E. Rogers	X		X	X	X	X
David S. Simmons	X	X				X
Robert C. Sledd	X		X*	X	X
Craig R. Smith	X*			X*		X
Anne Marie Whittemore	X			X
No. of meetings in 2014	11	6	5	1	4	1

*Chairman

DIRECTOR COMPENSATION

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions. In 2014, based upon a review of competitive market practices, the Governance & Nominating Committee increased the annual cash retainer paid to non-employee directors from $30,000 to $35,000 and increased the annual equity retainer granted to non-employee directors from $90,000 to $100,000. In addition, the cash retainer paid to our lead director increased from $30,000 to $35,000.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation other than their normal salary for serving on the Board or any of its committees.

Schedule of Director Fees

Type of Fee	Cash	Equity
Annual Retainer	$35,000	$100,000	(1)
Additional Retainer for Lead Director	35,000
Additional Retainer for Audit Committee Chair	10,000
Additional Retainer for Compensation & Benefits Committee Chair	10,000
Additional Retainer for Governance & Nominating Committee Chair	9,000
Additional Retainer for Other Committee Chairs	8,000
Board or Audit Committee Attendance Fee (per meeting)	2,000
Compensation & Benefits Committee Attendance Fee	1,800
Other Committee Attendance Fee (per meeting)	1,500
Board or Committee Telephone Conference (per meeting, other than Audit Committee)	1,000
Audit Committee Telephone Conference (per meeting)	1,200
Board Retreat (annual 2-day meeting)	3,000

(1) Restricted stock grant with one-year vesting period.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

Director Compensation Table

The table below summarizes the actual compensation paid by the Company to non-employee directors during the year ended December 31, 2014.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1)(2)(4)	Option Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stuart M. Essig	66,700	100,000	0	—	—	—	166,700
Richard E. Fogg (5)	11,900	0	0	—	—	—	11,900
John W. Gerdelman	78,900	100,000	0	—	—	—	178,900
Lemuel E. Lewis	85,400	100,000	0	—	—	—	185,400
Martha H. Marsh	82,000	100,000	0	—	—	—	182,000
Eddie N. Moore, Jr.	75,400	100,000	0	—	—	—	175,400
James E. Rogers	67,700	100,000	0	—	—	—	167,700
David S. Simmons	68,500	100,000	0	—	—	—	168,500
Robert C. Sledd	80,700	100,000	0	—	—	—	180,700
Anne Marie Whittemore	100,600	100,000	0	—	—	—	200,600

(1) Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2) The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718.

(3) “Option Awards” were not granted to Directors in 2014.

(4) As of December 31, 2014, each director had the following number of stock awards and option awards outstanding:

	Stock Awards	Option Awards
Mr. Essig	3,014	—
Mr. Fogg	0	—
Mr. Gerdelman	3,014	—
Mr. Lewis	3,014	—
Ms Marsh	3,014	—
Mr. Moore	3,014	—
Mr. Rogers	3,014	15,000
Mr. Simmons	3,014	—
Mr. Sledd	3,014	—
Ms. Whittemore	3,014	—

(5) Mr. Fogg retired from the Board of Directors at the 2014 Annual Meeting.

Stock Ownership Guidelines for Directors

The Company maintains stock ownership guidelines for its directors which provide that each director shall attain, within five years after his or her service on the Board begins, a level of equity ownership of Common Stock having a value of at least five times the annual cash retainer fee or $150,000, whichever is higher. Each director who has served on the Board for at least five years has achieved this ownership objective.

DIRECTOR NOMINATING PROCESS

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, our Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 59 of this proxy statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in our Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain and enhance the level of diverse backgrounds and viewpoints of directors constituting the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

Our Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72. There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance  & Nominating Committee did not receive any nominations from any shareholders for the 2015 Annual Meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the lead director or any other individual director at the following address: P.O. Box 26383, Richmond, Virginia 23260. All communications will be relayed directly to the applicable director(s).

PROPOSAL 1: ELECTION OF DIRECTORS

Eleven directors are nominated for election to the Board of Directors for a one-year term expiring at the 2016 Annual Meeting of Shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected and qualified. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Our Bylaws currently provide that the Board of Directors shall consist of eleven directors. The Governance & Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, eleven persons as nominees for election to the Board of Directors. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Information on each nominee, including the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below.

NOMINEES FOR ELECTION

James L. Bierman, 62, has served as President and Chief Executive Officer of Owens & Minor since September 2014. He served as President and Chief Operating Officer from 2013 to 2014 and as Executive Vice President and Chief Operating Officer from 2012 to 2013. From 2007 to 2012, he served as the Company’s Chief Financial Officer. He previously held senior positions at Quintiles Transnational and was a 22-year veteran of Arthur Andersen where he was a partner for 10 years. Mr. Bierman currently serves on the board of directors of TeamHealth Holdings, Inc. where he is chairman of the board’s audit and governance and nominating committees. Mr. Bierman was appointed as a director of the Company in September 2014.

The Board of Directors has nominated Mr. Bierman to serve as a director of the Company based on his position as Chief Executive Officer and his unique ability to communicate to and inform the Board about the Company’s day-to-day operations and management issues as well as industry developments. The Board believes that Mr. Bierman brings an invaluable perspective on the Company’s historical and current operations and its ongoing relationships with customers and suppliers.

Stuart M. Essig, 53, has served as Chairman of the Board of Integra LifeSciences Holdings Corporation since 2012. From 1997 to 2012, he served as Chief Executive Officer of Integra LifeSciences, during which time he transitioned the business into a global surgical products company. Prior to joining Integra LifeSciences, Mr. Essig was a managing director in mergers and acquisitions for Goldman Sachs Group, Inc. He also has been a Managing Partner since 2012 of Prettybrook Partners, a healthcare advisory firm, and a Venture Partner since 2013 in Wellington Partners, a pan-European venture capital firm. In addition to Integra LifeSciences, he also currently serves on the boards of directors of St. Jude Medical, Inc. and Breg, Inc. Mr. Essig has been a director of the Company since 2013.

The Board of Directors has nominated Mr. Essig to continue his service as a director of the Company based on his strong background and leadership experience in the medical device manufacturing industry and broad-based knowledge of the health care industry. His insights into the medical supplies manufacturing industry, both domestic and international, bring a unique perspective to Owens & Minor’s board that assists us both logistically and strategically as we seek to manage and grow our many relationships with the manufacturing community at home and abroad.

John W. Gerdelman, 62, is Managing Partner of River2, an investment and consulting partnership. Mr. Gerdelman was President of Long Lines Limited, a telecommunications service provider, from 2010 to 2011. Before joining Long Lines in 2010, he co-founded Intelliden Corporation, a network solutions provider for which Mr. Gerdelman served as Executive Chairman from 2003 until it was acquired by IBM in 2010. Mr. Gerdelman has served in a number of leadership positions for other telecommunications companies, including 15 years with MCI Communications Corporation. He currently serves on the board of directors of Brocade Communications Systems, Inc. and previously served on the boards of Sycamore Networks, Inc., Proxim Wireless Corporation, APAC Customer Services, Inc. and McData Corporation. Mr. Gerdelman has been a director of the Company since 2010.

The Board of Directors has nominated Mr. Gerdelman to continue his service as a director of the Company based on his unique entrepreneurial background, extensive experience in finance and accounting and expertise in telecommunications and information systems. The Board believes the Company will benefit from Mr. Gerdelman’s business management experience and perspectives as Owens & Minor continues to expand systems and technology solutions used to support our own business operations as well as to provide customers with new products for supply chain management.

Lemuel E. Lewis, 68, is President of LocalWeather.com, a web-based privately-held media company he founded in 2008. He served as Executive Vice President and Chief Financial Officer of Landmark Communications, Inc., a privately-held media and broadcasting company, from 2000 to 2006. Mr. Lewis was appointed to the Board of the Federal Reserve Bank in 2004 and served as Deputy Chairman from 2007 to 2008, Chairman of the Audit Committee from 2005 to 2008, and Chairman from 2009 until his retirement from the board on December 31, 2010. He currently serves on the board of directors of Markel Corporation, where he is Chairman of the Audit Committee. He also serves on the board of directors of Dollar Tree, Inc. and previously served on the board of Landmark Communications, Inc. Mr. Lewis has been a director of the Company since 2011.

The Board of Directors has nominated Mr. Lewis to continue his service as a director of the Company based on his breadth of experience in accounting and finance through his service as Chief Financial Officer of a private media company, as well as his service on the Board of the Federal Reserve Bank of Richmond where he chaired the Audit Committee. He also brings a wide range of differing perspectives to the Company based on his service on a number of Virginia college and foundation boards and through his membership on the boards of two other public companies, including service on their audit committees.

Martha H. Marsh, 66, retired in 2010 as President & Chief Executive Officer of Stanford Hospital & Clinics, a position she held since 2002. She also served as the Chief Executive Officer of the University of California Davis Health System from 1999 to 2002. After beginning her career at Arthur Andersen in 1975, she served the health care industry for more than thirty years in a variety of leadership positions, including as Senior Vice President for Professional Services and Managed Care at the University of Pennsylvania Health System. Ms. Marsh has also served on a variety of health care boards and committees. She currently serves on the boards of directors of AMN Healthcare Services, Inc. and Thoratec Corporation. Ms. Marsh has been a director of the Company since 2012.

The Board of Directors has nominated Ms. Marsh to continue her service as a director of the Company based on her extensive background in and knowledge of the health care industry and specifically the health care provider marketplace with which we conduct our business. Having served in the lead management position of some of the most prestigious health care systems in the United States, she brings unique perspectives on the requirements of and challenges faced by the health care provider industry as well as a deep understanding of the entire U.S. health care marketplace. Her broad-based background in accounting, finance, operations and management in the context of the health care industry brings a multi-disciplinary and highly relevant point of view to our Board of Directors in assessing issues and challenges within the health care marketplace.

Eddie N. Moore, Jr., 67, currently serves as Interim President and Chief Executive Officer of Norfolk State University. From 2011 to 2012, he served as President of St. Paul’s College. He is President Emeritus of Virginia State University after serving as its President from 1993 to 2010. Prior to leading Virginia State University, Mr. Moore served as state treasurer for the Commonwealth of Virginia, heading the Department of the Treasury and serving on fifteen state boards and authorities. He also serves on the board of directors of Universal Corporation. Mr. Moore has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Moore to continue his service as a director of the Company based on his strong background in accounting and finance, which qualify him to serve as an audit committee financial expert, and his leadership experience in managing prominent educational institutions. The Board believes that Mr. Moore’s experiences in the public sector bring unique perspectives and disciplines to the Board’s deliberations and decision-making processes.

James E. Rogers, 69, has served as Chairman of the Board of BackOffice Associates, LLC, a private company that provides data quality, migration and governance solutions, since 2011. He served as President of SCI Investors Inc, a private equity investment firm, from 1993 until his retirement in 2011. He also serves on the board of directors of NewMarket Corporation and formerly served on the boards of Caraustar Industries, Inc., Wellman, Inc., Chesapeake Corp. and Cadmus Communications, Inc. Mr. Rogers has been a director of the Company since 1991.

The Board of Directors has nominated Mr. Rogers to continue his service as a director of the Company based on his leadership experience as a former chief executive officer and other senior executive positions with several public and private companies, as well as his breadth of knowledge about the Company, its culture and the health care distribution industry acquired through his 24-year tenure on the Company’s Board of Directors. In addition, Mr. Rogers has demonstrated significant leadership and communication skills in his service as the Company’s independent lead director for more than ten years until 2014.

David S. Simmons, 50, has served as Chairman & Chief Executive Officer of Pharmaceutical Product Development, LLC, a global contract pharmaceutical research organization, since 2012. From 2001 to 2012, Mr. Simmons served in a variety of management positions with Pfizer, Inc., including as President and General Manager of the Emerging Markets and Established Products Business Units, Regional President of the Eastern Europe Pharmaceutical Division, President of the Pharmaceutical Division in Greece and Vice President of Marketing in Canada. Mr. Simmons has been a director of the Company since 2013.

The Board of Directors has nominated Mr. Simmons to continue his service as a director of the Company based on his extensive background and experience in the global pharmaceutical business and the breadth of knowledge he brings to Owens & Minor and its international operations through his leadership positions with Pfizer in Europe and abroad. With a strong background in finance, operations and logistics in the context of the pharmaceutical industry, Mr. Simmons brings unique knowledge and perspectives to the Company, especially with respect to our third party logistics growth and globalization strategy.

Robert C. Sledd, 62, served as a Senior Economic Advisor to the Governor of Virginia from 2010 to 2014. Since 2008, he also has served as Managing Partner of Pinnacle Ventures, LLC and Sledd Properties, LLC. From 1995 to 2008, he served as Chairman of Performance Food Group Co. (“PFG”), a foodservice distribution company that he co-founded in 1987. He served as Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006. He also serves on the boards of directors of SCP Pool Corporation and Universal Corporation. Mr. Sledd has been a director of the Company since 2007.

The Board of Directors has nominated Mr. Sledd to continue his service as a director of the Company based on his expertise in economic and business development policy, as well as his experience as a former chief executive of a foodservice distribution company, including his knowledge and understanding of the specific issues and challenges faced by companies in the business of distribution and supply chain management. His experiences in founding, growing and taking public PFG allow him to contribute to the Board a breadth of perspectives and ideas on matters of corporate management, governance and strategic growth.

Craig R. Smith, 63, has served as Chairman of the Board of Owens & Minor since 2013 and as Executive Chairman since September 2014. He served as Chairman & Chief Executive Officer of the Company from 2013 until September 2014 and as President & Chief Executive Officer from 2005 until 2013. Mr. Smith, who joined the Company in 1989, served as President & Chief Operating Officer from 1999 until 2005 and as Chief Operating Officer from 1995 to 1999. He also serves on the board of directors of the Virginia Biotechnology Research Partnership Authority. Mr. Smith has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Smith to continue his service as a director of the Company based on the depth of his experience in leading and managing Owens & Minor’s growth and operations over the past two decades and navigating the constantly changing healthcare marketplace. The Board believes that Mr. Smith’s extensive knowledge of the Company, deep understanding of the healthcare supply logistics industry, strong relationships with the Company’s customers and suppliers and success in leading the Company’s growth uniquely qualify him to serve as the Board’s Chairman.

Anne Marie Whittemore, 68, has been a partner in the law firm of McGuireWoods LLP since 1977. She also serves on the board of directors of T. Rowe Price Group, Inc., formerly served on the board of Albemarle Corporation and is a former chairman of the board of the Federal Reserve Bank of Richmond, Virginia. Ms. Whittemore has been a director of the Company since 1991 and lead director since 2014.

The Board of Directors has nominated Ms. Whittemore to continue her service as a director of the Company based on the unique background and perspectives she brings to the board as an attorney whose areas of specialty include corporate governance and complex commercial and securities litigation matters. Her experience includes representation of several Fortune 100 corporations and other companies in matters involving corporate governance and shareholder matters. Ms. Whittemore also has extensive experience as a public company director and member of both compensation and governance committees, which the Board believes contributes to her strong leadership skills and led to her appointment in 2014 as lead director.

The Board of Directors recommends a vote FOR the election of each nominee as director.

PROPOSAL 2: APPROVAL OF THE PROPOSED OWENS & MINOR, INC. 2015 STOCK INCENTIVE PLAN

The Company currently has in effect the 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan permits the grant of options, stock appreciation rights, stock awards, performance shares (sometimes called stock units) and incentive awards. The 2005 Plan was first adopted by the Board of Directors in 2005 and was approved by shareholders in 2005 and 2010.

On February 5, 2015, the Board adopted the 2015 Stock Incentive Plan (the “2015 Plan”), subject to the approval of shareholders. Like the 2005 Plan, the 2015 Plan authorizes the grant of options, stock appreciation rights, stock awards, stock units and incentive awards. If the shareholders approve the 2015 Plan, no additional awards will be granted under the 2005 Plan.

The Board believes that the 2005 Plan has benefited, and the 2015 Plan will benefit, the Company, by (i) assisting in recruiting and retaining the services of individuals with high ability and initiative, (ii) providing greater incentives for employees and other individuals who provide valuable services to the Company and its subsidiaries and affiliates and (iii) associating the interests of those persons with those of the Company and its shareholders. The more significant features of the 2015 Plan are summarized below.

The following summary of the material features of the 2015 Plan is qualified in its entirety by reference to the terms of the 2015 Plan, a copy of which is attached as Appendix A to this proxy statement and to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov.

Administration of the 2015 Plan

The 2015 Plan is administered by the Compensation & Benefits Committee of the Board (sometimes referred to in this summary as the “Committee”). The Committee approves all terms of awards under the 2015 Plan. The Committee also approves who will receive grants under the 2015 Plan, determines the type of award that will be granted and approves the number of shares of Common Stock subject to the grant.

However, the Governance & Nominating Committee of the Board administers the 2015 Plan in the case of any award that is made to a member of the Board who is not also an employee of the Company or an affiliate. References in this summary to the “Committee” include the Compensation & Benefits Committee and, with respect to awards made to non-employee directors, the Governance & Nominating Committee.

Because awards under the 2015 Plan are made at the Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted. For the same reason, we are unable to determine the awards that would have been granted last year if the 2015 Plan had been in effect. However, outstanding awards previously granted under the 2005 Plan are reported herein. See “Grants of Plan Based Awards Table” on page 48 and “Outstanding Equity Awards at Fiscal Year-End Table” on page 50 of this proxy statement.

Eligibility

All of our employees and employees of our subsidiaries and affiliates, are eligible to receive grants under the 2015 Plan. In addition, members of the Board and individuals who provide services to us or a subsidiary or affiliate may receive grants under the 2015 Plan.

Share Authorization

The maximum aggregate number of shares of Common Stock that may be issued under the 2015 Plan is 3,000,000 shares. In connection with stock splits, stock dividends, recapitalizations and certain other events, the Board will make adjustments that it deems appropriate in the aggregate number of shares of Common Stock that may be issued under the 2015 Plan, the terms of outstanding awards and the per individual grant limitations (described below under “Section 162(m)”). In determining the number of shares to include in the 2015 Plan, the Committee considered anticipated share usage over the next three to five years and likely institutional investor perceptions of the additional share request. The Committee also considered annual share burn rate and overhang relative to its Peer Companies (set forth on page 32 of this proxy statement) and peers in other industry groups. The Company’s burn rate is below competitive median, and the requested share authorization will position the Company’s total overhang below the median of its peers. The Committee believes this share request will be sufficient to provide competitive equity grants to our employees over the next few years and will not be perceived by most shareholders as overly dilutive.

If any options or stock appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any stock awards or stock unit awards are forfeited, the Common Stock subject to such awards, to the extent of the termination, expiration, cancellation, forfeiture, surrender or cash settlement, will again be available for awards under the 2015 Plan. Any shares of Common Stock that are tendered or withheld from the settlement of an award to satisfy the grant or exercise price or to satisfy a tax withholding obligation under an award will not be available for future awards granted under the 2015 Plan. If Common Stock is issued in settlement of a stock appreciation right, the number of shares available for future awards will be reduced by the number of shares for which the stock appreciation right was exercised rather than the number of shares issued.

Awards

The Committee will determine the eligible individuals who will receive awards under the 2015 Plan and the Committee will specify the type of award that is made and will prescribe the terms and conditions that govern each award. The 2015 Plan generally provides that no award will be fully exercisable or entirely vested before the third anniversary of the grant or before the first anniversary of the grant if the award is made to a member of the Board who is not an employee of the Company or a subsidiary or if the award will become exercisable or vest on account of achieving one or more performance objectives. Notwithstanding the preceding sentence, the Committee may accelerate the exercisability or vesting of awards (a) in connection with a termination of employment or service or (b) if the award has been outstanding for at least one year. The Committee also may accelerate the exercisability or vesting of awards with respect to up to 300,000 shares of Common Stock without regard to the requirements of the preceding sentence.

Options.    The 2015 Plan authorizes the Committee to grant incentive stock options (under Section 421 of the Internal Revenue Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the Committee, provided that the price cannot be less than 100% of the fair market value of the Common Stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). Except in the event of stock splits, stock dividends and other changes in our capitalization, unless approved by shareholders, the exercise price of an outstanding option cannot be reduced and no payment can be made to cancel an option if the exercise price exceeds the shares’ fair market value on the date of cancellation.

The exercise price for any option is generally payable (i) in cash, (ii) in a cash equivalent acceptable to the Committee, or (iii) by the surrender of Common Stock (or attestation of ownership of Common Stock) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased.

The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”). The Committee may grant options that have a term less than the maximum term permitted under the 2015 Plan. The 2015 Plan provides for the automatic exercise of options if (a) the participant remains in the continuous employ or service of the Company from the date of grant until the stated expiration date of the option and (b) the fair market value of the shares subject to the option exceeds the exercise price. In that event, if not exercised by the participant, the option will be exercised on the stated expiration date and the participant will be issued shares of Common Stock that have a fair market value equal to the excess of the aggregate number of shares subject to the option over the aggregate exercise price of the option.

Stock Awards.    The 2015 Plan also provides for the grant of stock awards. A stock award is an award of Common Stock that will be subject to restrictions on transferability and other restrictions as the Committee determines on the date of grant and consistent with the terms of the 2015 Plan, including the vesting requirements described above. The vesting requirements or restrictions may be stated with reference to one or more performance objectives, including objectives stated with respect to “performance goals” as described below under “Section 162(m).” The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Committee may determine.

A participant who receives a stock award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares; provided, however, that the 2015 Plan provides that dividends payable on a stock award that does not vest solely on account of continued employment or service will be payable when, and only to the extent that, the underlying stock award vests. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) the company will retain custody of the certificates and (iii) a participant must deliver a share power to the company for each stock award.

Stock Appreciation Rights.     The 2015 Plan authorizes the Committee to grant stock appreciation rights that provide the recipient with the right to receive, upon exercise of the stock appreciation right, cash, Common Stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the Common Stock on the date of exercise over the shares’ fair market value on the date of grant (the “initial value”). Stock appreciation rights will become exercisable in accordance with terms prescribed by the Committee and consistent with the terms of the 2015 Plan, including the vesting requirements described above. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive stock option awarded to a “ten percent shareholder”. The Committee may grant stock appreciation rights that have a term less than the maximum terms permitted under the 2015 Plan. The 2015 Plan provides for the automatic exercise of a stock appreciation right if (a) the participant remains in the continuous employ or service from the date of grant until the stated expiration date of the stock appreciation right and (b) the fair market value of the shares subject to the stock appreciation right exceeds the initial value per share. In that event, if not exercised by the participant, the stock appreciation right will be exercised on the stated expiration date and the participant will receive the amount payable for exercises on that date.

Except in the case of stock splits, stock dividends and other changes in our capitalization, the initial value of an outstanding stock appreciation right cannot be reduced without the approval of shareholders. In addition, the 2015 Plan provides that no payment may be made on account of the cancellation of a stock appreciation right if the initial value exceeds the fair market value of a share of Common Stock.

Stock Units.     The 2015 Plan also authorizes the Committee to grant awards of stock units. Stock units represent the participant’s right to receive an amount, based on the value of the Common Stock, if the requirements established by the Committee are satisfied. Consistent with the terms of the 2015 Plan, including the vesting requirements described above, the Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the stock unit award. Performance goals may be stated with respect to the performance criteria described below under “Section 162(m)” or such other criteria determined by the Committee. If the performance goals and other requirements are met, stock units will be paid in cash, Common Stock or a combination thereof.

The Committee may grant dividend equivalents in connection with the grant of stock units. Dividend equivalents may be paid currently or accrued as contingent obligations (in which case they may be deemed to have been invested in shares of Common Stock) and may be payable in cash, Common Stock or a combination of the two. The Committee will determine the terms of any dividend equivalents. However, the 2015 Plan provides that amounts payable under dividend equivalent rights that relate to a stock unit award that does not vest solely on account of continued employment or service will be payable when, and only to the extent that, the underlying award vests.

Incentive Awards.     The 2015 Plan also permits the grant of incentive awards. An incentive award is an opportunity to earn a payment upon the terms and conditions prescribed by the Committee. The terms and conditions may provide that the incentive award will be earned only if the participant’s employment continues for a specified period or only to the extent that the participant, the Company or an affiliate achieves objectives measured over a period of at least one year. The objectives may be stated with reference to one or more of the performance criteria described below under “Section 162(m)” or such other criteria determined by the Committee. If an incentive award is earned, the amount payable will be paid in cash, Common Stock or a combination thereof.

Change in Control

If we experience a change in control, the Committee may, at its discretion, provide that all outstanding options, stock appreciation rights, stock awards, stock unit awards and incentive awards will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. If an award is not assumed or replaced with a substitute award, the Committee may provide that (i) all outstanding options and stock appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding stock awards will lapse upon the change in control, (iii) stock units will become earned in their entirety and (iv) incentive awards will be earned, in whole or in part, in accordance with their terms. If an award is not assumed or replaced with a substitute award, the Committee may also provide that participants must surrender their outstanding options, stock appreciation rights, stock awards, stock unit awards, and incentive awards in exchange for a payment, in cash or our Common Stock or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price or initial value).

In summary, a change of control under the 2015 Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 30% of our combined voting power;

•

we merge into another entity unless the voting securities of the Company immediately prior to the merger continue to represent more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	the stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or

•

during any period of two consecutive years individuals who, at the beginning of such period, constitute our Board, together with any new directors whose nomination or election was approved by a majority of the directors then so in office (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our Board.

The Internal Revenue Code has special rules that apply to “parachute payments,” i.e., compensation that is payable on account of a change in control. If the parachute payments exceed a safe harbor amount prescribed by the Internal Revenue Code, then the recipient is liable for a 20% excise tax on a portion of the parachute payments, and the Company is not allowed to claim a federal income tax deduction for a portion of the parachute payments.

The 2015 Plan provides for a reduction in benefits if the benefits of awards, either alone or together with parachute payments under other plans and agreements, exceed the safe harbor amount. In that event, the participant’s total parachute payments will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without an excise tax liability or loss of deduction. However, the benefits will not be reduced, and the participant will receive all of the parachute payments, if the participant will receive a greater after-tax benefit, taking into account the excise tax payable by the participant, by receiving all of the parachute payments. The 2015 Plan provides that these provisions do not apply to a participant who, under an agreement with the Company or the terms of another plan is not permitted to receive parachute payments in excess of the safe harbor amount.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits, to $1,000,000, the deduction that a public corporation may claim for compensation paid to each of its chief executive officer and its three other most highly paid executive officers (other than the chief financial officer). The deduction limitation does not apply to compensation that qualifies as “performance based compensation” under Section 162(m).

Awards granted under the 2015 Plan can qualify as performance based compensation under Section 162(m) only if, among other things, the plan, as approved by shareholders (i) includes a limit on the benefits that an individual may receive in a stated period and (ii) the plan identifies the performance measures or criteria that may be used for awards that are intended to qualify as performance based compensation.

As required by Section 162(m), the 2015 Plan includes limits on the benefits that any participant may receive in a stated period. The 2015 Plan provides that no participant may be granted, in any calendar year (i) options and stock appreciation rights covering more than 2,000,000 shares of Common Stock, (ii) stock awards and stock unit awards covering more than 500,000 shares of Common Stock or (iii) incentive awards exceeding $5,000,000. Each of these limits will be doubled with respect to awards granted to a Participant during the calendar year in which the Participant first commences employment. The two preceding sentences do not apply to a “non-employee director,” i.e., member of the Board who is not an employee. In any calendar year a non-employee director may not be granted (i) options or stock appreciation rights covering more than 60,000 shares of Common Stock or (ii) stock awards and stock unit awards covering more than 20,000 shares of Common Stock.

The 2015 Plan also identifies performance criteria that may be used to establish performance goals that will determine whether an award becomes vested or is earned. The Committee may prescribe that an award will become vested or be earned only upon the attainment of performance goals or objectives stated with respect to one or more of: (i) gross, operating or net earnings before or after taxes; (ii) return on equity; (iii) return on capital; (iv) return on sales; (v) return on assets or net assets; (vi) earnings per share; (vii) cash flow per share; (viii) book value per share; (ix) earnings growth; (x) sales or sales growth; (xi) volume growth; (xii) cash flow (as defined by the Committee); (xiii) Fair Market Value; (xiv) total shareholder return; (xv) market share; (xvi) productivity; (xvii) level of expenses; (xviii) quality; (xix) safety; (xx) customer satisfaction; (xxi) total economic value added; (xxii) earnings before interest, taxes, depreciation and amortization and (xxiii) revenues or revenue growth.

A performance goal or objective may be stated with respect to the Company, a subsidiary or a business unit and also may be stated with respect to one or more of these criteria or may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. In establishing a performance goal or objective, the Committee may exclude any or all special, unusual or extraordinary items as determined under generally accepted accounting principles, including the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent allowed by Section 162(m), the Committee may also adjust performance goals or objectives to reflect the impact of unusual or non-recurring events affecting the Company and for changes in applicable tax laws and accounting principles.

Return of Awards; Repayment

The 2015 Plan provides that all awards, and all payments under awards, are subject to any policy that the Company adopts requiring the return or repayment of benefits, i.e., a claw-back policy. To the extent required by any such policy, as in effect on the date that the award is granted, the date the option or stock appreciation right was exercised, the date of payment or the date the award became vested, a participant will be required to return any award (if not previously exercised or settled) and any payment previously made with respect to an award (if the award has vested or been settled).

Amendment; Termination

The 2015 Plan may be amended or terminated at any time by the Board; provided that no amendment may adversely impair the benefits of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the 2015 Plan, materially increases the aggregate number of shares of Common Stock that may be issued under the 2015 Plan (other than adjustments to reflect stock dividends, stock splits and other changes in capitalization) or materially modifies the requirements as to eligibility for participation in the 2015 Plan. In addition, except in connection with adjustments to reflect stock dividends, stock splits and other changes in capitalization, the exercise price of an option or the initial value of a stock appreciation right may not be reduced and no action that would constitute a re-pricing of such awards may be taken without the approval of shareholders.

The 2015 Plan provides that, unless terminated sooner by the Board or extended with shareholder approval, no awards may be made under the 2015 Plan after April 29, 2025 and no incentive stock options may be granted after February 4, 2025.

Federal Tax Consequences

Counsel advised us regarding the federal income tax consequences of the 2015 Plan. No income is recognized by a participant at the time an option or stock appreciation rights is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the incentive stock option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a nonqualified stock option or a stock appreciation right generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price or the amount paid in settlement of the stock appreciation right.

Income is recognized on account of the grant of a stock award when the shares subject to the award first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the participant recognizes ordinary income equal to the fair market value of the Common Stock, less any amount paid by the participant for the Common Stock.

No income is recognized upon the grant of stock units or incentive awards. Income will be recognized on the date that payment is made under the stock unit award or incentive award in an amount paid in settlement of the stock units or incentive award.

The employer (either the Company or its affiliate) generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or stock appreciation right, the vesting of a stock award or the settlement of stock units and incentive awards. The amount of the deduction generally is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option but may claim a federal income tax deduction on account of certain dispositions of shares acquired under an incentive stock option.

The Board of Directors recommends that you vote “FOR” approval of the proposed Owens & Minor, Inc. 2015 Stock Incentive Plan.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2015 and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting to answer questions and to make a statement, if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for 2015.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For each of the years ended December 31, 2014 and 2013, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2014	Year 2013*
Audit Fees	$1,779,500	$1,605,000
Audit-Related Fees	693,310	144,750
Tax Fees	390,972	0
All Other Fees	0	31,750

Total	$2,863,782	$1,781,500

* For 2013, $120,250 that was originally included under “All Other Fees” has been reclassified to “Audit-Related Fees.”

Audit Fees.     These were fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s filings on Forms 10-K and 10-Q, Sarbanes-Oxley compliance, services normally provided in connection with statutory and regulatory filings or engagements and provision of a comfort letter in connection with our 2014 debt offering.

Tax Fees.     These were fees primarily for advice and consulting services related to the structuring of international operations, the restructuring of business operations and the structuring of and performance of tax due diligence for a 2014 international acquisition.

Audit-Related Fees.     These were fees primarily for the annual audits of the Company’s employee benefit plan financial statements, internal control attestations in certain foreign jurisdictions, consultations by management related to financial accounting and reporting matters and assistance with financial due diligence in connection with acquisitions by the Company in 2014.

All Other Fees.     These were fees for other non-audit related services, including accounting and advisory support services.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the sole responsibility to engage and terminate the engagement of the Company’s independent registered public accounting firm, to pre-approve such firm’s performance of audit services and permitted non-audit services and to review with the Company’s independent registered public accounting firm its fees and plans for all auditing services. All services provided by and fees paid to KPMG LLP in 2014 were pre-approved by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during this period. The Audit Committee’s pre-approval policies and procedures for services by independent registered public accounting firms are set forth in Appendix B to this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE and under the Company’s Corporate Governance Guidelines, and two of whom have been determined by the Board of Directors to be audit committee financial experts. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2014 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (United States) (PCAOB). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

THE AUDIT COMMITTEE

Lemuel E. Lewis, Chairman

John W. Gerdelman

Eddie N. Moore, Jr.

David S. Simmons

STOCK OWNERSHIP INFORMATION

Compliance with Section 16(a) Reporting

Based solely on the Company’s records and information provided by our directors, executive officers and beneficial owners of more than 5% of the Common Stock, we believe that all reports required to be filed by our directors and executive officers under Section 16(a) of the Exchange Act were filed on a timely basis during 2014 except that, due to inadvertent errors, two grants of shares of restricted stock to Michael W. Lowry, Controller of the Company, were reported late (a grant of 300 shares of restricted stock on February 6, 2014 was reported on a Form 5 filed on February 5, 2015, and a grant of 1,416 shares of restricted stock on April 30, 2014 was reported on a Form 4 filed on May 6, 2014).

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 5, 2015, the number of shares of Common Stock beneficially owned by each director and nominee, our NEOs and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other (2)	Aggregate Percentage Owned
Stuart M. Essig	18,706	0	*
John W. Gerdelman	13,635	0	*
Lemuel E. Lewis	20,356	0	*
Martha H. Marsh	7,186	0	*
Eddie N. Moore, Jr.	17,590	0	*
James E. Rogers	58,897	0	*
Robert C. Sledd	14,022	0	*
Anne Marie Whittemore	65,868	0	*
David S. Simmons	4,225	0	*
Craig R. Smith	155,712	0	*
James L. Bierman	95,872	0	*
Richard A. Meier	49,225	0	*
Erika T. Davis	70,003	0	*
Charles C. Colpo	58,588	0	*
Grace R. den Hartog	49,173	8,924	*
Brian J. Shotto	11,719	0	*
All Executive Officers and Directors as a group (19 persons)	797,979	19,134	1.29%

* Represents less than 1% of the total number of shares outstanding.

(1) No officer or director of the Company has the right to acquire any shares through the exercise of stock options within 60 days following March 5, 2015.

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

Stock Ownership by Certain Shareholders

The following table shows, as of March 5, 2015, any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner of more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	6,574,987	(1)	10.41%
FMR LLC 245 Summer Street, Boston, MA 02210	3,200,032	(2)	5.07%
Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	4,377,924	(3)	6.93%

(1) Based upon a Schedule 13G report or amendment filed by BlackRock, Inc. with the SEC on January 9, 2015.

(2) Based upon a Schedule 13G report or amendment filed by FMR LLC with the SEC on February 13, 2015.

(3) Based upon a Schedule 13G report or amendment filed by Vanguard Group, Inc. with the SEC on February 11, 2015.

Equity Compensation Plan Information

The following table shows, as of December 31, 2014, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (1)	15,000	$20.49	1,800,000
Equity compensation plans not approved by shareholders (2)	—	—	—
Total	15,000	$20.49	1,800,000

(1) These equity compensation plans are the 2003 Directors’ Compensation Plan and 2005 Stock Incentive Plan. No additional awards may be made under the 2003 Directors’ Compensation Plan. However, shares may be issued under such plan upon the exercise of options that remain outstanding under such plans.

(2) The Company does not have any equity compensation plans that have not been approved by shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and program, the compensation decisions made by the Compensation & Benefits Committee under this program and the considerations that went into the making of these decisions in light of the Company’s performance in 2014.

Our fiscal year 2014 NEOs are:

Craig R. Smith	Executive Chairman
James L. Bierman	President & Chief Executive Officer
Richard A. Meier	Executive Vice President & Chief Financial Officer
Erika T. Davis	Senior Vice President, Administration & Operations
Charles C. Colpo	Senior Vice President, Strategic Relationships
Grace R. den Hartog	Senior Vice President, General Counsel & Corporate Secretary
Brian J. Shotto*	Former Senior Vice President, Manufacturer Services

* Mr. Shotto resigned from the Company effective August 31, 2014.

Executive Summary

2014 Performance Highlights

For Owens & Minor, 2014 was a year of growth and continued advancement of our strategic vision while we managed through competitive pressures in the medical/surgical supply distribution and third party logistics markets, both domestic and international, and re-structured portions of our logistics operations abroad.

Highlights of 2014 performance include:

•

Revenue Growth. Consolidated revenues for 2014 were $9.44 billion, an increase of $369 million, or 4.1%, when compared to 2013 revenues. Excluding the impact of $46.9 million in revenue from two acquisitions in 2014, consolidated revenues grew 3.5% for the year.

•

Acquisition of Medical Action Industries Inc. On October 1, 2014, we completed our acquisition of Medical Action Industries Inc., a leading producer of custom procedure trays and minor procedure kits, to broaden our service offering to provider and manufacturer customers and advance our strategy of Connecting the World of Medical Products to the Point of Care™.

•

Acquisition of ArcRoyal. On November 1, 2014, we completed our acquisition of Ireland-based surgical kitting company ArcRoyal, complementing the Medical Action acquisition and the Company’s existing unitized delivery capabilities by providing immediate access and global reach into European markets and beyond.

•

Continued Integration of Movianto. We acquired Movianto in August 2012 in order to establish a European platform and extend our global reach with new capabilities to serve our health care manufacturer customers. During 2014, we continued to focus heavily on the integration of Movianto, making key management changes, centralizing and streamlining processes and services and re-structuring operations to reduce costs and realize efficiencies.

•

Debt Refinancing. In the third quarter of 2014, Owens & Minor issued $275 million of 3.875% Senior Notes due 2021 and $275 million of 4.375% Senior Notes due 2024. We used the proceeds from these offerings of approximately $446 million to fund the acquisitions of Medical Action and ArcRoyal and to fund the early retirement of the Company’s 6.35% Senior Notes due 2016.

•

Continued Improvement to Logistics Infrastructure. We continued initiatives to optimize our network of distribution facilities through closure of small, less efficient distribution centers and opening of larger regional distribution centers with capabilities to provide a broader range of services to both our provider and manufacturer customers.

Despite strong revenue growth, significant strategic accomplishments, infrastructure improvements and efforts to assimilate our international operations in 2014, our NEOs did not receive a payout under our annual incentive program because we did not achieve an adjusted earnings per share target that was a condition to any payout based on other financial results. In addition, we did not achieve our two-year performance targets for performance shares issued in 2013 and, consequently, did not pay out any shares to our NEOs for the 2013-2014 performance cycle. However, after considering the significant achievements of management (described above) to improve overall operations and advance the Company’s long-term strategy, the Compensation & Benefits Committee exercised its discretion to pay members of executive management a discretionary bonus of 10% of base salary (11.7% for the President & Chief Executive Officer). For more information about these discretionary bonuses, see “Discretionary Bonuses” on page 37 of this proxy statement.

Owens & Minor’s Compensation Philosophy and Goals

The fundamental principle underlying Owens & Minor’s executive compensation program is that we pay for performance and achievement of results. Our goal is to encourage sustained high Company and individual performance within a framework that allows us to attract, retain and motivate management. Components of our executive compensation program are designed to create the appropriate balance between short- and long-term incentives, to weigh cost against expected benefit and to align with shareholder value while promoting executive retention. These components include:

•	Annual incentives to drive critical business goals for each year.

•	Restricted stock and performance share grants to retain management and focus executives on longer- term financial performance and execution of our strategic plan.

•	Reasonable but competitive base salaries so executives are not motivated to take excessive risks.

•	Retirement, severance and other benefits to attract executive talent and encourage retention.

We believe that our executive compensation program, structured to reward performance and create long-term shareholder value, has played a significant role over the past decade in effectively motivating and rewarding management to meet the challenges of our business and produce our many successes. Additionally, we believe the program generally aligns pay and performance as demonstrated by the non-payment of incentive payouts for 2014 based on company financial results. Further discussion and disclosure of the Company’s compensation policies and practices are included in the pages following this Executive Summary.

Summary of 2014 Pay Structure

Base Salary

2014 Actions:

- Merit increases of 2% for most NEOs
- Promotional increase of 19% for Mr. Bierman and increase of 4.58% for Ms. den Hartog for assumption of additional responsibilities

% of Annual Incentive
Annual Incentive
Adjusted Diluted EPS Qualifier: $1.80
40%
Net Income
20%
Net Revenue
20%
Return on Average Assets
20%
Qualitative Performance Factor

2014 Results:

- Annual Incentive payout was $0
- Adjusted diluted EPS was $1.76 (target: $1.80)
- Net income performance was $110 million (target: $128 million)
- Net revenue performance was $9.44 billion (target: $9.177 billion)
- Return on average assets was 4.3% (target: 5.4%)

% of Long-Term Incentive
Long-Term Incentive (LTI)
50%
Service-Based Restricted Stock
50%
Performance Shares (PS)
% of PS
50%
Growth in Consolidated Op. Earnings
30%
Growth in Domestic Op. Earnings
20%
Int'l Avg. Return on Invested Capital (ROIC)

2014 Results:

- Payout on 2013-2014 LTI was $0
- Growth in consolidated operating earnings for 2013-2014 was $(5.3) million (target: $20 million)
- Growth in domestic operating earnings for 2013-2014 was $(3.9) million (target: $9 million)
- International ROIC for 2013-2014 was (1.4)% (target: 2.7%)

Executive Compensation Practices

Our compensation program and practices are designed to meet compensation best practices and to drive performance that creates long-term shareholder value.

WHAT WE DO

☑       Pay for Performance.    We link pay to performance. A significant portion of our executives’ potential total annual compensation, both cash and equity, is based on the achievement of objective, simple and transparent financial measures that are structured to enhance short-term and long-term performance.

☑       Performance-Based Equity Awards.    One-half of our annual equity award grants are performance shares with multi-year performance requirements and an additional year of restricted vesting on earned shares.

☑ Recoupment Policy. We have in place a recoupment policy to recover from our executives compensation paid under circumstances involving restatement of our financial statements due to misconduct.

☑       Share Ownership Guidelines.    Our Management Equity Ownership Program establishes stock ownership guidelines and, until 2014, provided incentives for achieving the requisite levels of stock ownership. All of our NEOs exceed the established ownership guidelines.

☑ Limited Perquisites. We tie perquisites to a legitimate business purpose and limit the value provided to executive officers.

☑ Double-Triggered Change in Control Provisions. Equity vesting and severance payments and benefits based on a change in control require termination of employment following the change in control.

☑       Risk Mitigation.    We mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for earning incentive compensation and ongoing processes to identify and manage risk. We do not believe our compensation program creates risks that are reasonably likely to have a material adverse impact on the Company, which we confirm annually through a risk assessment of incentive-based compensation.

☑       Independent Compensation Consulting Firm.    The Compensation & Benefits Committee receives advice about its programs and practices from an independent consulting firm that provides no other services to the Company and has no conflicts of interest with respect to its work.

WHAT WE DON’T DO

☒ No Employment Agreements. We do not have employment agreements with any of our NEOs.

☒ No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock.

☒ No Pledging. We strongly discourage our executive officers from pledging Company stock, and none of our NEOs currently has any such stock pledged.

☒ No Re-pricing of Equity Awards. Our stock plans do not permit the re-pricing of equity awards.

☒ No Tax Gross-Ups. We do not provide any tax gross-ups, including excise tax gross-ups on change in control severance payments and benefits.

Say-On-Pay Vote

In May 2014, our shareholders approved the compensation of our NEOs for 2013 in our say-on-pay advisory vote with 94.6% of votes cast in support of the program. In light of this support, the Compensation & Benefits Committee made no material changes to the general structure and philosophy behind our executive compensation program in 2014. At the 2015 annual meeting, our shareholders will again hold an advisory vote to approve executive compensation for 2014. The Compensation & Benefits Committee will continue to consider results from this year’s and future advisory votes on executive compensation.

The Process for Setting Executive Compensation

The Company’s executive compensation levels and programs are established, approved and administered by the Compensation & Benefits Committee of the Board of Directors, which is currently composed of four independent directors. The Compensation & Benefits Committee solicits the views of its outside consulting firm and senior management on incentive compensation and plan design issues. In addition, the Compensation & Benefits Committee evaluates the performance of our Chief Executive Officer on an annual basis jointly with the Governance & Nominating Committee, and the Chief Executive Officer provides performance evaluations of our other executive officers and recommendations as to their compensation levels.

Independent Advisor.    The Compensation & Benefits Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. Management may not engage any independent advisor retained by the Compensation & Benefits Committee to perform services without the prior approval of the committee, and no such engagement by management was undertaken in 2014. The Compensation & Benefits Committee also obtains information and assistance from the Company’s Human Resources Department in evaluating and making decisions on executive compensation.

The Compensation & Benefits Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) in 2014 as its independent advisor to (1) provide recommendations in changes to our peer group; (2) analyze competitive levels of each element of compensation and total compensation for each of the NEOs relative to our peer group and industry trends; (3) provide information regarding executive compensation trends and regulatory changes and developments; and (4) provide input on annual and long-term incentive design. The Compensation & Benefits Committee has analyzed whether the work of Semler Brossy has raised any conflict of interest and has concluded that the work of our advisor, including the individuals employed by our advisor who provide consulting services to the committee, has not created any conflict of interest. The Compensation & Benefits Committee also considered and confirmed the independence of legal advisors retained during 2014.

Factors Used to Determine Executive Compensation.    Consistent with past years, the Compensation & Benefits Committee considered a variety of factors in making decisions regarding compensation for our NEOs in 2014. The primary factors were as follows:

Performance.    Our policy is to provide executive officers with compensation opportunities that are based upon Company performance, their individual performance and their contribution to Company performance.

Mix of Short-Term and Long-Term Compensation.    Because the successful operation of our business requires a long-term approach, one element of our executive compensation program is long-term compensation. Although we have never had specific policies on the percentage of total compensation that should be short-term versus long-term, we considered this relationship in determining the overall balance and reasonableness of our executives’ total direct compensation packages. We believe that short-term compensation is necessary in conjunction with long-term compensation to provide remuneration for performance of the short-term goals or milestones that ultimately lead to achievement of our long-term objectives and strategic initiatives.

Mix of Performance-Based Compensation.    To create a strong link between pay and performance, a significant portion of compensation is based on the achievement of objective financial measures. We have no specific policies on the percentage of total compensation that should be “performance-based,” but consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Impact and Mix of Cash vs. Non-Cash Compensation.    We consider both the cost and the motivational value of the various components of compensation. Although we have no specific policies on the percentage of total compensation that should be “cash versus equity,” we consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Peer Group Comparisons.    Each year, we evaluate our compensation levels and programs through comparisons to available information for a group of peer companies selected by the Compensation & Benefits Committee (“Peer Companies”) based in part on recommendations from and analyses prepared by our compensation advisors. This evaluation helps us to assess whether our level and mix of executive pay is competitive and reasonable when compared to certain industry standards.

For 2014, we used a peer group of 12 companies. In general, the Peer Companies were selected because they are in health care distribution or other distribution industries and have revenue, net income, total assets and/or market capitalization (the “Size Indicators”) that align reasonably closely with those of the Company. The peer group also includes MeadWestvaco Corporation, a Richmond, Virginia-based company with which we believe the Company competes geographically for executive talent. These Peer Companies are as follows:

2014 Peer Companies

C.H. Robinson Worldwide, Inc.	Patterson Companies, Inc.
Con-Way, Inc.	Thermo Fisher Scientific Inc.
Genuine Parts Company	United Natural Foods, Inc.
Henry Schein, Inc.	United Stationers Inc.
JB Hunt Transport Services, Inc.	W.W. Grainger, Inc.
MeadWestvaco Corporation
Nash Finch Company

Relative to the Size Indicators of the Peer Companies, the Company generally ranks between the 25th percentile and median of the peer group. Using the Peer Companies, Semler Brossy analyzed the compensation components and levels as reported for the named executive officer positions of the Peer Companies and prepared a comparison of 2014 target total direct compensation and each element thereof to reported information for the Peer Companies. Based on this analysis, the Compensation & Benefits Committee determined that it is appropriate to target total compensation for our NEOs up to the median relative to the Peer Companies and to pay above or below the target level based on actual performance. The target total direct compensation (sum of base salaries, annual incentive opportunities and equity awards) for all NEOs is below median relative to the Peer Companies, generally due to lower levels of equity awards.

Tally Sheets.    We also review total compensation levels for executive officers at least annually through the use of tally sheets that quantify each element of direct and indirect compensation provided to individual executives and the portion of the executive’s total compensation represented by each element of compensation. This annual review of tally sheets also includes information on the value of executives’ unexercised stock options and outstanding stock awards as well as an evaluation of the payments and benefits that would be paid to executive officers in the event of termination of employment, including retirement or following a change in control of the Company. While providing additional context to us in making compensation decisions, the information from the tally sheets regarding unexercised stock options, outstanding stock awards and termination payments and benefits generally does not affect our compensation decisions for the NEOs. This reflects our view that an executive’s compensation level should be based on the Company’s performance, the executive’s performance and the executive’s contribution to the Company’s performance.

Total Program Cost.    We consider the cost (including aggregate share usage and dilution) of the various components of our compensation program in evaluating the overall balance and reasonableness of our executives’ total direct compensation packages.

Risk Considerations.    In setting executive compensation, the Compensation & Benefits Committee reviews the various components of our program to consider whether they are appropriately structured to promote the achievement of our business goals without encouraging the taking of unnecessary risks. We believe that several elements of our program mitigate risks associated with performance-based compensation, including the following:

•

Limits on Incentive Compensation. Awards under our annual incentive program are capped at 200% of the executive’s target award to protect against excessive short-term incentives, and the Compensation & Benefits Committee has discretion to reduce awards based on factors it deems appropriate, including whether officers took unnecessary risks.

•

Performance Metrics. We use a combination of financial performance metrics (net revenue, net income and return on average assets) for our annual incentive program that emphasizes profitable and disciplined growth and requires responsible and risk-based decision- making by our executives.

•

Performance Shares/Long-Term Equity Awards. Approximately one-half of an executive’s equity compensation each year consists of performance shares with a two-year performance cycle and an additional year of service-based vesting, which focuses management on sustaining the Company’s longer-term performance. The other half of an executive’s equity compensation each year consists of restricted stock awards that vest over a period of at least three years and, accordingly, further encourages a focus on long-term performance.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a substantial stake tied to long-term holdings in Owens & Minor stock.

Elements of Compensation

In an effort to achieve the objectives identified above, our executive compensation framework consists of the following elements as further described below:

Element	Description	Purpose
Base Salary	Fixed cash	Provides a fixed amount of cash compensation to allow us to recruit and retain key talent

Annual Incentives	Cash awarded annually for performance against revenue, income, return on average assets and qualitative performance factor	To motivate executive officers’ performance in achieving our current-year business goals

Long-Term Incentives

Performance shares and restricted stock

•     Restricted stock vests 3 years from date of grant

•     Performance shares are earned if the Company achieves goals on consolidated operating earnings, domestic operating earnings, and international operating earnings. Performance is measured over a 2-year period and, if earned, shares vest at the end of 3 years from date of award

Rewards performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our Common Stock and the achievement of multi-year performance goals; strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management

Deferred Compensation Plan	Officers may defer salary and cash bonuses into a plan that provides for investment options similar to the Company’s 401(k) plan	Provides a tax efficient opportunity to save for retirement and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent

Retirement/Post-Termination Compensation	Participation in Company’s 401(k) plan and matching contributions similar to other teammates. SERP (frozen as of March 2012)	Provides security for the future needs of the executives and their families

We believe that the elements of our executive compensation framework support short-term and long-term performance goals by providing our executive officers with an appropriate mix of compensation elements that include (1) fixed annual compensation, (2) target-based annual and long-term incentive compensation and (3) security for the future needs of the executives and their families in the form of retirement and termination benefits.

Base Salary

All of our executive officers are employed on an “at will” basis, and there are no employment agreements. We review base salaries each April.

In making base salary decisions in April 2014, the Compensation & Benefits Committee considered:

(1) Individual attributes of each NEO (such as responsibilities, skills, leadership and experience),

(2) Individual and overall Company performance levels,

(3) The officer’s expected future contributions to the Company, and

(4) Overall market-competitiveness of the officer’s base salary.

We also considered that the targeted average percentage salary increase for non-executive Company teammates was approximately 2.0% in 2014. In addition, we reviewed competitive comparisons prepared by Semler Brossy indicating that our base salary levels were generally above median versus the Peer Companies even though target total direct compensation was below the median. Based on the factors above, we gave each of the NEOs a merit increase in base salary of up to 2.0%. We believed that these relatively modest increases in salary levels reflect the performance of each of the officers balanced against economic conditions, average salary increases being received by other Company teammates and the Company’s above-median base salary levels relative to the Peer Companies. In addition, as reflected in the table below, Mr. Bierman received an increase in base salary due to his promotion to President & Chief Executive Officer and Ms. den Hartog received an additional adjustment based on her assumption of additional responsibilities for regulatory functions and resulting additional direct reports.

Name	2014 Base Salary Amount	2014 Base Salary Increase Percentage	Reason for Increase

Craig R. Smith (1)	923,186	2%	Merit

James L. Bierman (2)	850,000	21%	Merit and promotion to President & Chief Executive Officer

Richard A. Meier	586,500	2%	Merit

Erika T. Davis	504,900	2%	Merit

Charles C. Colpo	434,879	2%	Merit

Grace R. den Hartog (3)	445,000	7%	Merit and assumption of additional responsibilities

Brian J. Shotto	495,000	0%	N/A

(1) Mr. Smith’s base salary was reduced from $923,186 to $750,000 effective September 1, 2014 when he moved from the Chairman & Chief Executive Officer position to Executive Chairman.

(2) Mr. Bierman received a 2% merit increase in April 2014 for a base salary of $714,000 and an additional increase to $850,000 effective September 1, 2014 when he was promoted to President & Chief Executive Officer.

(3) In April 2014, Ms. den Hartog received a 2% merit increase plus an additional 4.58% adjustment to reflect the assumption of additional responsibilities for regulatory functions and resulting additional direct reports.

Annual Incentives

We provide annual incentive opportunities to executive officers to motivate their performance in achieving our current-year business goals. Each year, we establish a business plan for the forthcoming year that includes financial, strategic and other goals for the Company and that is approved by the Board of Directors. Annual incentive goals for the executive officers are set based on the approved business plan (the “Annual Incentive Program”). These goals are weighted to reflect their relative importance and contribution to overall Company performance.

For the 2014 Annual Incentive Program and consistent with past years, the Compensation & Benefits Committee set target annual incentive opportunities at 75% of base salary for the Chief Executive Officer and 50% of base salary for each of the other NEOs, subject to the achievement of the Company’s established performance goals. The Chief Executive Officer has a higher Target Payout Amount than the other NEOs, reflecting the broader scope of his responsibilities and authority and his greater ability to impact the Company’s performance.

The performance metrics (“Performance Metrics”) established for determining the Target Payout Amount that could be paid were:

•	Company Net Revenue

•	Company Net Income

•	Company Return on Average Assets

•	A Qualitative Performance Factor

In addition, none of the foregoing Performance Metrics could result in a payout unless the Company achieved an adjusted diluted EPS for 2014 of at least $1.80 (the “EPS Qualifier”).

The Compensation & Benefits Committee selected, and the Board of Directors approved, the EPS Qualifier and each of the Performance Metrics, including the weights assigned to them and the target achievement levels in March 2014 based on discussions with and recommendations by senior management, the approved business plan for 2014 and the growth and operational improvements called for in our strategic plan. The specific financial Performance Metrics were selected because net income and net revenue, together with effective asset management, are the most critical performance areas for the Company and key indicators of successful growth and management. They also constitute simple, objective and transparent criteria by which to measure performance.

In addition, in 2014, the Compensation & Benefits Committee introduced a Qualitative Performance Factor as an additional performance metric that, subject to meeting the EPS Qualifier, would allow a portion of any incentive compensation earned by the NEOs to be based on an overall assessment of the NEO’s job performance relative to leadership, goal implementation, strategic focus, management skills and other factors. The Compensation & Benefits Committee believed it was important to include the Qualitative Performance Factor as a way to reward strong performance and leadership provided by management that may or may not have translated into achievement of other financial and operating targets during the year, but that were nonetheless important achievements believed to contribute to future value creation.

The Compensation & Benefits Committee’s goal in setting the target achievement levels was to provide management with challenging yet what it believed were reasonably achievable goals that would lead the Company to meeting its 2014 business plan and position us to ultimately achieve the growth and improvement targets in our strategic plan without encouraging excessive risk-taking behavior. We believe that the use of three different financial performance metrics that reward revenue growth but emphasize profitable growth with effective asset management as well as a qualitative performance metric to assess individual efforts and goal achievement provides a balanced assessment of performance. The Compensation & Benefits Committee retains authority to reduce or eliminate incentive compensation, which allows us to monitor and respond to any behavior that we believe could be detrimental to the Company.

The achievement levels for the financial Performance Metrics were structured to provide for a Target Payout Amount as well as a maximum of two times the Target Payout Amount and a threshold of 25% of the Target Payout Amount. No amount would be payable in respect of any Performance Metrics for achievement below the Threshold Payout Amount or if the Company did not achieve the EPS Qualifier.

The table below sets forth (i) the four Performance Metrics, their respective weightings, achievement levels at threshold, target and maximum as well as actual results in 2014 for each financial Performance Metric and (ii) the EPS Qualifier and actual achievement level required for the payment of any incentive compensation under the Annual Incentive Program.

2014 Performance Metric Achievement Levels and Actual Results

Performance Metrics	Weighting	Threshold (1) 25%	Target (1) 100%	Maximum (1) 200%	2014 Actual Results	2014 Actual Achievement
Company Net Revenue ($ thousands)	20%	$8,810,000	$9,177,000	$9,544,000	$9,440,000	172%
Company Net Income (2) ($ thousands)	40%	$109,000	$128,000	$144,000	$110,000	29%
Company Return on Average Assets	20%	5.0%	5.4%	5.8%	4.3%	0%
Qualitative Performance Factor	20%	N/A	N/A	N/A	N/A	N/A
EPS Qualifier for Receipt of Any Incentive Compensation Payout (3)	N/A	$1.80	$1.80	$1.80	$1.76	No

(1) For achievement levels above threshold but below target or above target but below maximum, payout amounts would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as applicable.

(2) For purposes of the 2014 Annual Incentive Program, actual results exclude the following (net of tax) from net income: acquisition-related costs and exit and realignment charges of $35.3 million, loss on early retirement of debt of $9.1 million, fair value adjustments related to purchase accounting of $(4.7) million and an accrual for a breach of contract settlement of $3.9 million.

(3) For purposes of the 2014 Annual Incentive Program, the EPS Qualifier was based on adjusted net income as described in footnote (2) above.

Because the Company did not achieve the EPS Qualifier of at least $1.80 per share, no incentives were paid under the Annual Incentive Program to the NEOs for 2014 performance.

Discretionary Bonuses

Despite non-achievement of the EPS Qualifier under the 2014 Annual Incentive Program that prevented a payout to our executive officers, the Compensation & Benefits Committee determined to award each of the current NEOs discretionary bonuses as shown in the table below for the following reasons:

•

The executive officers successfully implemented strategic goals of the Company in 2014 by completing the acquisition of both a domestic and an international kitting company to enhance the Company’s product offerings and unitized product delivery capabilities in the United States and abroad. The Compensation & Benefits Committee believes that these acquisitions provide the platform for future growth and capabilities to realize financial results following successful integration.

•	The executive officers continued to implement significant measures both domestically and abroad to make the Company’s supply chain infrastructure more efficient and streamlined.

•

The Compensation & Benefits Committee wanted to provide some level of recognition of the management team’s success in accomplishing certain of the Company’s strategic goals and managing through challenges in the marketplace and operations despite non-achievement of payouts under the 2014 Annual Incentive Program and believed that the discretionary bonuses awarded were conservative in amount yet an acknowledgement of forward progress by the Company.

•

While the Compensation & Benefits Committee considered that the discretionary bonuses would not qualify as performance-based compensation under Section 162(m) of the IRC, it believed that the acknowledgement of senior management’s efforts and progress in creating a platform for growth and improved efficiency outweighed the potential non-deductibility of a portion of these bonuses.

Name	Bonus Amount*
Craig R. Smith	$75,000
James L. Bierman	99,167
Richard A. Meier	58,650
Erika T. Davis	50,490
Charles C. Colpo	43,488
Grace R. den Hartog	44,500

* Bonus amounts were calculated at 10% of each NEO’s base salary except that Mr. Bierman’s bonus was 11.7% of base salary.

Long-Term Incentives

The Company’s long-term incentive program is focused on rewarding performance that

•	enhances shareholder value through the use of equity-based awards that link compensation to the value of our Common Stock and achievement of multi-year performance goals, and

•	strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management.

Our long-term incentive program had two components in 2014: (1) annual equity awards and (2) the Management Equity Ownership Program (“MEOP”). Although the NEOs received equity dividends under the MEOP in 2014 relative to achieving the requirements of that program as of the end of 2013, effective for calendar year 2014 and beyond, we have discontinued future payment of MEOP dividends to our executives for achieving and maintaining Common Stock ownership levels under the MEOP. Instead, the committee will take prior MEOP dividend amounts and continuing stock ownership expectations into consideration in establishing long-term incentive grant guidelines for the executive officers.

In accordance with our standard practice, the grant of the 2014 annual equity awards was made at the first meeting of our Board in 2014 on February 6, 2014, a date that is scheduled more than one year in advance. The grant values are based on the closing price of the stock on the date of grant and the number of shares subject to the award. The Company’s equity grants to officers consist of restricted stock and performance shares subject to three-year vesting periods; the Company has not issued stock options to its officers since 2007.

When making 2014 long-term incentive equity award determinations, the Compensation & Benefits Committee focused on the Company’s longer-term financial performance and balanced the need to align the NEOs’ financial interests with those of shareholders against considerations regarding the affordability of equity grants, including aggregate share usage, dilution and accounting costs. We have historically been conservative and below median relative to the Peer Companies in granting equity awards under our long-term incentive program to minimize share usage, dilution and accounting costs.

Pursuant to the Company’s long-term incentive program, the NEOs received long-term incentive awards in 2014 having the following grant date fair values:

	2014 Long-Term Incentive Awards (1)
Name	Performance Shares (2)	Restricted Stock (3)	MEOP Performance Shares/ Restricted Stock (4)	Total
Mr. Smith	$400,005	$400,005	$204,200	$1,004,210
Mr. Bierman	705,014	705,014	184,757	1,594,785
Mr. Meier	200,002	200,002	90,397	490,401
Ms. Davis	162,494	162,494	33,043	358,031
Mr. Colpo	105,005	105,005	37,442	247,452
Ms. den Hartog	162,494	162,494	33,983	358,971
Mr. Shotto	162,494	162,494	46,878	371,866

(1) The amounts shown are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and, in the case of performance shares, are based on probable achievement at target levels.

(2) These performance shares generally require achievement by the Company of specific financial metrics (discussed below) for fiscal years 2014 and 2015 as a condition to issuance of the underlying restricted stock (which, if earned, would vest on the third anniversary of the performance share award). Of the performance shares awarded to Mr. Bierman, $455,011 were awarded in connection with his promotion in September 2014 to President & Chief Executive Officer, are based on achievement of specified performance metrics during fiscal year 2015 and, if earned, would be immediately vested.

(3) These shares of restricted stock vest three years from the date of grant based on the executive’s continued employment with the Company. Of the restricted stock awards to Mr. Bierman, $455,011 was awarded in connection with his promotion in September 2014 to President & Chief Executive Officer.

(4) These awards were granted in February 2014 and were based on the officers’ achievement of their respective 2013 target ownership amounts under the MEOP as of December 31, 2013. Each officer, except Mr. Bierman, Mr. Meier and Mr. Shotto, received his or her award in additional performance shares (described in (2) above). Awards to Mr. Bierman, Mr. Meier and Mr. Shotto were paid in shares of restricted stock that vest five years from the date of grant. See discussion of our MEOP on page 41 of this proxy statement.

Annual Equity Awards.    Our shareholder-approved 2005 Stock Incentive Plan permits us to award grants of non-qualified stock options, incentive stock options, stock awards, performance share awards and stock appreciation rights. Except in instances of initial executive hiring, job promotions and similar circumstances, we grant equity awards to executive officers one time each year. The Compensation & Benefits Committee’s decision to grant equity-based awards is discretionary and largely determined by the Company’s longer-term financial performance, strategic accomplishments and individual contributions. Equity award decisions may also be based upon outstanding individual performance, expected future performance, job promotions and the assumption of greater responsibility within the Company. We strive to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

In 2014, the Compensation & Benefits Committee granted equity awards to the NEOs consisting of 50% service-based restricted stock that vests three years from the date of grant and 50% performance shares, which are earned only if the Company achieves specified financial metrics for calendar years 2014 and 2015. If performance requirements are met, the performance shares are paid in the form of restricted stock that vests on the third anniversary of the performance share award. If performance requirements are not met, the award is forfeited.

Prior to 2013, performance share grants were based on achievement of a single operating earnings metric. In 2013, we established three separate and weighted metrics for the performance share grant to include consolidated operating earnings, domestic operating earnings and international average return on invested capital (“ROIC”). In 2014, we replaced the international ROIC metric with an international operating earnings metric to focus officers on profitably growing both our domestic and international operations while maintaining the overall operating earnings metric to reflect total Company performance. The table below shows the metrics, weights and performance levels established for the 2014 performance share awards.

2014 Performance Share Achievement Metrics

Performance Metric (1)	Weight	Maximum 200%	Target 100%	Minimum >0
Growth in Adjusted Consolidated Operating Earnings	50%	$65,000,000	$25,000,000	>0
Growth in Adjusted Domestic Operating Earnings	30%	$45,000,000	$15,000,000	>0
Growth in Adjusted International Operating Earnings	20%	$18,000,000	$10,000,000	>0

(1) For achievement levels above the minimum amount but below target, or above target but below maximum, share payout amounts would be calculated based on a straight line interpolation of the achievement level above minimum or target, respectively. There is no payout for achievement below minimum.

(2) The metrics are measured over the 2014 and 2015 calendar years relative to 2013 actual performance, and based on the applicable weights and achievement levels, if met, will result in the issuance of restricted stock to each officer.

Because the performance metric for the performance shares awarded in 2014 has a two-year performance period, no restricted shares would be issued until after December 31, 2015 and only if one or more of the metrics are achieved at the minimum level or above. No restricted shares were issued in respect of performance shares awarded in 2013 due to non-achievement of requisite operating earnings growth for 2013 and 2014. The Company was required to achieve growth in each of consolidated operating earnings and domestic operating earnings during 2013 and 2014 relative to consolidated operating earnings and domestic operating earnings for 2012 and a minimum ROIC for 2013 and 2014 of 0.7%; the Company did not achieve growth in either consolidated or domestic operating earnings over the 2013 and 2014 period and the ROIC for the period was (1.4)%.

Management Equity Ownership Program & Ownership Guidelines.    In addition to the equity awards discussed above, in 2014, each NEO received an additional equity ownership dividend award of restricted stock or performance shares by achieving requisite stock ownership levels as of December 31, 2013 under the Company’s MEOP. Beginning with the 2014 calendar year, equity awards will no longer be made to officers under the MEOP for achieving or maintaining the requisite Common Stock target ownership levels although the ownership levels expected to be achieved and maintained will continue in effect. The MEOP is intended to further strengthen the alignment of management and shareholder interests with the following target ownership levels:

Officer	Value of Common Stock
Chief Executive Officer	6.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary
Vice Presidents, Regional Vice Presidents	1.0 x Base Salary

The Chief Executive Officer’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the 401(k) plan and teammate stock purchase plan, and restricted stock holdings (but excluding stock options).

Under the MEOP, participants are given approximately five years to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2014, each NEO had achieved his or her applicable target ownership amount. Because of the success of the MEOP in increasing and maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock.

Until discontinuation of the equity dividend beginning with calendar year 2014 and provided the applicable interim ownership targets were achieved, a 10% annual equity ownership dividend was paid on all Common Stock owned up to the participant’s full target ownership amount. The dividend was paid in the form of restricted stock that vests five years from the date of grant if the desired ownership level is maintained and the executive remains in the Company’s employ. Once a participant reached his or her total target level of ownership, the annual equity ownership dividend was reduced from 10% to 5% and was paid in performance shares rather than shares of service-based restricted stock.

Because the equity dividend feature of the MEOP has now been discontinued, the Compensation & Benefits Committee will consider the MEOP dividend amounts that previously would have been received as well as the continued expected stock ownership levels in establishing long-term incentive grant guidelines for the executive officers.

Proposed 2015 Stock Incentive Plan

In connection with the expiration of the Company’s 2005 Stock Incentive Plan in 2015, the Compensation & Benefits Committee has approved, adopted and submitted for shareholder approval the proposed 2015 Stock Incentive Plan which is more fully discussed under “Approval of the Proposed Owens & Minor, Inc. 2015 Stock Incentive Plan” beginning on page 16 of this proxy statement.

Retirement/Post-Termination Compensation

Retirement Compensation

The Company believes that retirement compensation is an essential component of an overall market competitive total executive compensation package in that it provides security for the future needs of the executives and their families. The NEOs are entitled to participate in the Company’s 401(k) plan and receive Company matching contributions in the same manner as other Company teammates.

The Company provides supplemental retirement benefits under a Supplemental Executive Retirement Plan (the “SERP”) for certain officers selected by the Compensation & Benefits Committee, including certain of the NEOs, as further described on page 51 of this proxy statement under “Retirement Plans—Supplemental Executive Retirement Plan.” At the time of its implementation in 1991, the SERP was designed to be competitive relative to defined benefit pension plans offered by other companies and to reward officers who provide long- term service to the Company, thereby promoting retention of highly performing executive talent. In 2012, the Compensation & Benefits Committee amended the SERP to freeze benefit levels and participants effective March 31, 2012, as part of an effort to make our overall executive compensation program more performance- based. Of the NEOs, Mr. Smith, Mr. Bierman, Ms. Davis, Mr. Colpo and Ms. den Hartog are participants in the SERP.

Deferred Compensation Plan

The Company has an Executive Deferred Compensation and Retirement Plan into which officers and other management-level personnel may defer salary and cash bonus. The purpose of the deferred plan is to provide security for current and future needs of the participants and their families by providing a tax efficient opportunity to save for retirement and to ensure that our compensation program remains competitive in the marketplace for key management talent. This plan provides for the same investment options as are available under our 401(k) plan (other than the Company stock fund option). For participants in this plan, the Company matches a total of up to 5% of 401(k) and deferred compensation plan contributions combined; provided that the participant has first maximized contributions under the 401(k) plan.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with certain officers, including certain of the NEOs, as described on page 56 of this proxy statement under “Potential Payments upon Termination or Change in Control—Change in Control Agreements.” The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The Compensation & Benefits Committee believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The committee further believes that it has structured these agreements to be reasonable and to provide a temporary level of income protection to the executive in the event of employment loss due to a change in control.

The CIC Agreements do not provide for excise tax gross-up payments. In addition, the severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of a severance benefit may only be made if there is a change of control and the officer’s employment with the Company is terminated by the Company without cause or the officer for good reason within 24 months after such change in control. We believe that this structure strikes an appropriate balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. Annually in connection with the review of executive compensation tally sheets, the Compensation & Benefits Committee reviews the severance amounts that would be payable to each named executive officer upon a change in control to ensure that the amounts are reasonable in light of the purpose of the agreements and relative to the marketplace generally. However, these amounts did not affect the committee’s compensation decisions with regard to any specific element of our 2014 executive compensation program.

Equity awards have the same “double-trigger” feature discussed above for accelerated vesting and exercisability, as applicable, in the event of a change in control. These same terms apply to the equity awards of all other teammates in the Company upon a change in control.

Severance Policy

We have a formal severance policy described on page 56 of this proxy statement under “Potential Payments upon Termination or Change in Control—Severance Policy” that applies to all corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company). We adopted this policy to promote management stability and provide consistent and fair treatment to our departing officers in circumstances where their performance does not constitute cause for employment termination. We believe the severance policy helps the Company attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent such a policy. The severance policy is designed to provide the officer with continued compensation and assistance for up to 18 months, depending on years of service with the Company, in an effort to assist him or her in finding new employment and is conditioned upon the officer entering into a non-competition, non-solicitation and confidentiality agreement for the benefit of the Company.

Other Benefits

In addition to the components of compensation discussed above, we provide certain other limited benefits to executives, including the NEOs, to help maximize the time key executives are able to spend on the Company’s business; to reward experience, expertise, responsibility, seniority, leadership qualities and advancement; and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in note 4 to the Summary Compensation Table on page 46 of this proxy statement: funding of life insurance policy premiums (provides security for current and future needs of the executives and their families), automobile allowance or lease (ensures transportation for business travel needs, recognizing that the automobile may also be used for personal purposes), tax and financial planning and return preparation assistance (allows executives to concentrate on business matters rather than on personal financial planning), and annual physical and enhanced medical access (identifies and addresses medical issues and helps preserve the Company’s investment in its executives by encouraging them to maintain healthy lifestyles and be proactive in addressing potential health issues). In addition, NEOs may participate in our health and welfare plans, 401(k) plan and teammate stock purchase plan on the same basis as other full-time teammates. Finally, except under limited and unusual circumstances, we only pay for executive travel on commercial or private aircraft when such travel is integrally and directly related to the performance of the executive’s duties for the Company and is not personal in nature. We do not provide tax gross-ups on any income executives may realize as a result of the foregoing benefits.

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, the Company has a policy that permits the recoupment of performance-based cash and equity compensation paid to executive officers. This compensation is recoverable from an executive officer if:

(i)	The payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements;

(ii)	The Board (or its designated Compensation & Benefits Committee) determines that the executive engaged in misconduct that caused or substantially caused the need for the restatement; and

(iii)	A lower payment would have been made to the executive officer based upon the restated financial results.

If the foregoing conditions are met, as determined by the Board (or its designated committee), the Company, under terms of the applicable program or award agreements, will recover from the executive officer the amount by which his or her performance-based compensation for the relevant period exceeded the amount (if any) that would have been paid based on the restated financial results. The Board (or its designated committee) may take such further action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence. The recoupment policy currently will not apply to performance-based compensation after the second anniversary of the date on which such compensation was paid.

Hedging and Derivatives Trading Prohibition

The Company has policies that prohibit directors, officers and other teammates with access to confidential information of the Company from engaging in certain transactions relating to our common stock, including buying or selling options and short sales. We also prohibit these individuals from hedging the economic risk of ownership of our common stock and strongly discourage holding our stock in a margin account or pledging our stock as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million paid annually to the NEOs other than the Chief Financial Officer. This law allows for certain exemptions to the deduction cap, including “performance-based compensation” as defined in the rules adopted under Section 162(m).

Although the Company prefers that its pay plans be “performance-based” and therefore eligible for compensation expense deductions, it also believes that, under certain circumstances, awarding compensation that is not tax deductible may better support the long-term goals of the Company and the interests of shareholders. In 2014, each of Mr. Smith and Mr. Bierman had compensation that was nondeductible because it exceeded the $1 million allowance under Section 162(m).

Chief Executive Officer Compensation

Our compensation policies are applied in the same manner to all executive officers, including the Chief Executive Officer. The 2014 total direct compensation for each of Mr. Smith and Mr. Bierman, each of whom served in the Chief Executive Officer position in 2014, was higher than that of certain other NEOs to reflect the significant differences in the relative responsibilities and authority of those in the Chief Executive Officer position relative to the other officers. We believe that the scope of the Chief Executive Officer’s responsibilities and authority, together with his ability to impact the Company’s performance, is significantly greater than that of the other NEOs and, accordingly, is reflected in his compensation. The differential in each of Mr. Smith’s and Mr. Bierman’s compensation relative to certain other executive officers also is consistent with the compensation structures of the Peer Companies and thus reflects market differentials for the chief executive officer position versus other executives.

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The Compensation & Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMPENSATION & BENEFITS COMMITTEE

Robert C. Sledd, Chairman

Stuart M. Essig

Martha H. Marsh

James E. Rogers

SUMMARY COMPENSATION TABLE

The following table summarizes for the years ended December 31, 2014, 2013 and 2012, as applicable, the total compensation of our NEOs—two individuals who served as Chief Executive Officer during 2014, our Chief Financial Officer, our three other most highly compensated executive officers and one additional former officer.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3) ($)		All Other Compensation (4) ($)	Total ($)
Craig R. Smith (5) Executive Chairman (former Chief Executive Officer)	2014 2013 2012	$895,888 898,941 878,391	$75,000 0 0	$1,004,210 986,161 1,084,120	$0 0 0	$0 0 0		$1,812,044 0 1,024,137	$99,080 79,618 46,391	$3,886,222 1,964,720 3,033,039

James L. Bierman (6) President & Chief Executive Officer	2014 2013 2012	$781,157 645,192 591,267	$99,167 0 0	$1,594,785 843,055 567,167	$0 0 0	$0 0 0		$903,140 0 516,615	$38,229 44,750 27,549	$3,416,478 1,532,997 1,702,598

Richard A. Meier (7) Executive Vice President & Chief Financial Officer	2014 2013 2012	$605,157 473,269 —	$58,650 0 —	$490,401 1,099,975 —	$0 0 —	$0 0 —	$	— — —	$27,005 560,252 —	$1,181,213 2,133,496 —

Erika T. Davis Senior Vice President, Administration & Operations	2014 2013 2012	$520,972 441,331 397,587	$50,490 0 0	$358,031 490,158 370,808	$0 0 0	$0 0 0		$612,818 0 330,614	$27,208 34,866 30,134	$1,569,519 966,355 1,129,143

Charles C. Colpo Senior Vice President, Strategic Relationships	2014 2013 2012	$448,734 426,432 444,390	$43,488 0 0	$247,452 234,136 271,189	$0 0 0	$0 0 0		$681,124 0 405,819	$185,331 31,268 27,151	$1,606,129 691,836 1,148,549

Grace R. den Hartog Senior Vice President, General Counsel & Corporate Secretary	2014 2013 2012	$452,562 414,418 403,545	$44,500 0 0	$358,971 355,994 371,655	$0 0 0	$0 0 0		$698,306 0 375,999	$19,391 21,976 15,145	$1,573,730 792,388 1,166,344

Brian J. Shotto (8) Former Senior Vice President, Manufacturer Services	2014 2013 2012	$352,212 473,921 —	$0 0 —	$371,866 474,302 —	$0 0 —	$0 0 —	$	— — —	$851,664 34,276 —	$1,575,742 982,499 —

(1) The amounts included in column (e) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and column (e) includes awards subject to performance conditions. Of the total awards reflected in column (e) for 2014, the amount specified below for each officer represents awards subject to performance conditions, which are valued at the grant date based on probable achievement at target levels:

Mr. Smith, $604,205; Mr. Bierman, $705,014; Mr. Meier, $200,002; Ms. Davis, $195,537; Mr. Colpo, $142,447; Ms. den Hartog, $196,477; Mr. Shotto, $162,494.

The grant date value of the above performance-based awards for 2014 would equal the following for each officer assuming achievement of the highest level of performance conditions:

Mr. Smith, $1,208,410; Mr. Bierman, $1,410,028; Mr. Meier, $400,004; Ms. Davis, $391,074; Mr. Colpo, $284,894; Ms. den Hartog, $392,954; Mr. Shotto, $324,988.

Assumptions used in the calculation of the stock awards included in column (e) are included in note 12 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference. The actual value an NEO may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized. Mr. Shotto forfeited all of his performance-based share awards upon his resignation from the Company effective August 31, 2014.

(2) The amounts included in column (g) reflect cash awards to the NEOs under the Company’s performance-based annual incentive programs for 2014, 2013 and 2012. No awards were made under the 2014 Annual Incentive Program as discussed under “Compensation Discussion and Analysis—Annual Incentives” on page 36 of this proxy statement.

(3) The amounts included in column (h) reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”) during 2014, 2013 and 2012 determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. SERP benefits were frozen effective March 31, 2012 and Mr. Meier does not participate in the SERP. For additional information on the Company’s retirement plans, see “Retirement Plans” on page 51 of this proxy statement. No NEO received preferential or above-market earnings on deferred compensation.

(4) For 2014, the amounts included in column (i) consist of the following benefits or Company contributions attributable to the following:

	Car Lease or Allowance	Tax Planning/ Return Preparation	Life Insurance Premiums	Deferred Compensation Plan and 401(k) Plan Company Match	Annual Physical/ Medical Access	Other (a)	Total
Mr. Smith (b)	$14,317	$3,984	$30,875	$37,184	$950	$11,770	$99,080
Mr. Bierman	9,600	7,000	0	19,249	950	1,430	38,229
Mr. Meier (c)	9,600	0	0	10,715	950	5,740	27,005
Ms. Davis	8,917	3,500	0	13,442	950	399	27,208
Mr. Colpo (d)	27,579	0	4,251	14,177	950	138,374	185,331
Ms. den Hartog	8,052	0	0	10,389	950	0	19,391
Mr. Shotto (e)	6,400	0	0	25,660	950	818,654	851,664

(a)	Unless otherwise provided with respect to an NEO, includes miscellaneous amenities and/or awards provided at Company sales and leadership conferences and other awards or gifts.

(b)	Mr. Smith’s other compensation includes $8,278 attributable to his personal use of Company-leased aircraft on one occasion during 2014. This amount represents the actual incremental cost incurred by the Company for the personal flight inclusive of fuel, trip-related maintenance and fees and pilot expenses.

(c)	Mr. Meier’s other compensation represents relocation compensation paid in 2014.

(d)	Included in Mr. Colpo’s other compensation are the following amounts paid or attributed to him in connection with his temporary relocation to the United Kingdom to assist in managing our international logistics operations: $98,479 in local taxes paid on Mr. Colpo’s behalf, $22,489 in relocation expenses, $13,669 in an additional cost-of-living allowance, and $3,737 in relocation allowance.

(e)	Mr. Shotto’s other compensation represents accrued vacation of $57,115 and a lump sum severance payment of $761,539 related to his resignation at the request of the Company. His lump sum severance payment was based on a negotiated 18-month severance period. For additional information on the Company’s officer severance policy, see “Severance Policy” on page 56 of this proxy statement.

(5) Mr. Smith served as Chairman & Chief Executive officer until September 1, 2014, at which time he was named Executive Chairman.

(6) Mr. Bierman was named President & Chief Executive Officer effective September 1, 2014. He served as President & Chief Operating Officer prior to his promotion.

(7) Mr. Meier joined the Company as Executive Vice President & Chief Financial Officer effective March 1, 2013.

(8) Mr. Shotto served as Senior Vice President, Manufacturer Services until his resignation from the Company effective August 31, 2014.

GRANTS OF PLAN BASED AWARDS TABLE

The following table shows awards granted to the named executive officers during the year ended December 31, 2014.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Craig R. Smith	2/6/14	—	—	—	1	11,912	23,824	—	—	—	$400,005
	2/6/14	—	—	—	—	—	—	11,912	—	—	400,005
	2/6/14	—	—	—	1	6,081	12,162	—	—	—	204,200
	N/A	$146,648	$586,593	$1,173,186	—	—	—	—	—	—	—

James L. Bierman	2/6/14	—	—	—	—	—	—	7,445	—	—	$250,003
	2/6/14	—	—	—	—	—	—	5,502	—	—	184,757
	2/6/14	—	—	—	1	7,445	14,890	—	—	—	250,003
	9/2/14	—	—	—	1	13,285	26,570	—	—	—	455,011
	9/2/14	—	—	—	—	—	—	13,285	—	—	455,011
	N/A	$112,625	$450,500	$901,000	—	—	—	—	—	—	—

Richard A. Meier	2/6/14	—	—	—	1	5,956	11,912	—	—	—	$200,002
	2/6/14	—	—	—	—	—	—	5,956	—	—	200,002
	2/6/14	—	—	—	—	—	—	2,692	—	—	90,397
	N/A	$73,313	$293,250	$586,500	—	—	—	—	—	—	—

Erica T. Davis	2/6/14	—	—	—	1	4,839	9,678	—	—	—	$162,494
	2/6/14	—	—	—	—	—	—	4,839	—	—	162,494
	2/6/14	—	—	—	1	984	1,968	—	—	—	33,043
	N/A	$63,113	$252,450	$504,900	—	—	—	—	—	—	—

Charles C. Colpo	2/6/14	—	—	—	1	3,127	6,254	—	—	—	$105,005
	2/6/14	—	—	—	—	—	—	3,127	—	—	105,005
	2/6/14	—	—	—	1	1,115	2,230	—	—	—	37,442
	N/A	$54,360	$217,440	$434,880	—	—	—	—	—	—	—

Grace den Hartog	2/6/14	—	—	—	1	4,839	9,678	—	—	—	$162,494
	2/6/14	—	—	—	—	—	—	4,839	—	—	162,494
	2/6/14	—	—	—	1	1,012	2,024	—	—	—	33,983
	N/A	$55,625	$222,500	$445,000	—	—	—	—	—	—	—

Brian J. Shotto	2/6/14	—	—	—	1	4,839	9,678	—	—	—	$162,494
	2/6/14	—	—	—	—	—	—	4,839	—	—	162,494
	2/6/14	—	—	—	—	—	—	1,396	—	—	46,878
	N/A	$41,250	$165,000	$330,000	—	—	—	—	—	—	—

(1) The amounts shown in column (c) reflect the minimum payment level under the Company’s 2014 Annual Incentive Program if minimum performance conditions were met and represents 25% of the target payment level shown in column (d) which is based on meeting target performance conditions. The amount shown in column (e) is 200% of the target payment level and is based on meeting maximum performance conditions. These amounts are based upon the individual’s 2014 salary and position (75% of base salary for the Chief Executive Officer and 50% of base salary for the other named executive officers). There were no payouts under the 2014 Annual Incentive Program as reflected in “Summary Compensation Table—Non-Equity Incentive Plan Compensation.”

(2) The amounts shown in column (f) reflect the minimum restricted stock award level under 2014 performance share grants if minimum performance conditions are met and represents the minimum level of growth in operating earnings. The target restricted stock award level shown in column (g) is based on meeting target performance conditions and (h) is 200% of the target restricted stock award level and is based on meeting the maximum performance conditions. These restricted stock awards are based on the Company’s achievement of growth in operating earnings goals for 2014 and 2015 as discussed on page 40 of this proxy statement and, if earned, vest on the third anniversary of the performance share grant. Dividends are not paid on performance share grants unless and until the performance conditions are satisfied, resulting in the issuance of the underlying restricted stock.

(3) The amounts shown in column (i) represent grants of restricted stock that vest either three or five years from the date of grant based on the executive’s continued employment with the Company. Dividends are paid on outstanding restricted stock grants at the same rate as for all shareholders of record.

(4) No stock options were granted by the Company in 2014.

(5) The amounts shown in column (l) are the grant date fair value of each individual equity award computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes for each NEO information regarding unexercised stock options, unvested restricted stock awards and incentive plan awards outstanding as of December 31, 2014.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable
Craig R. Smith	— — —	— — —	— — —	— — —	— — —	11,912 13,068 14,867	$418,230 458,817 521,980	11,912 6,081 —	418,230 213,504 —
Total	—	—	—	—	—	39,847	1,399,028	17,993	631,734
James L. Bierman	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	13,285 7,445 5,502 5,988 8,167 4,183 7,847 1,678 2,734 2,565	$466,436 261,394 193,175 210,239 286,743 146,865 275,508 58,915 95,991 90,057	7,445 13,285 — — — — — — — —	261,394 466,436 — — — — — — — —
Total	—	—	—	—	—	59,394	2,085,323	20,730	727,830
Richard A. Meier	— — — —	— — — —	— — — —	— — — —	— — — —	5,956 2,692 16,420 9,852	$209,115 94,516 576,506 345,904	5,956 — — —	209,115 — — —
Total	—	—	—	—	—	34,920	1,226,041	5,956	209,115
Erika T. Davis	— — — —	— — — —	— — — —	— — — —	— — — —	4,839 3,760 5,309 5,633	$169,897 132,014 186,399 197,795	4,839 984 — —	169,897 34,548 — —
Total	—	—	—	—	—	19,541	686,085	5,823	204,446
Charles C. Colpo	— — —	— — —	— — —	— — —	— — —	3,127 3,267 3,717	$109,789 114,704 130,504	3,127 1,115 —	109,789 39,148 —
Total	—	—	—	—	—	10,111	354,997	4,242	148,937
Grace R. den Hartog	— — —	— — —	— — —	— — —	— — —	4,839 5,309 5,633	$169,897 186,399 197,775	4,839 1,012 —	169,897 35,531 —
Total	—	—	—	—	—	15,781	554,071	5,851	205,429
Brian J. Shotto (4)	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	3,773 1,211 2,876 2,340 310 593	$132,470 42,518 100,976 82,157 10,884 20,820	— — — — — —	— — — — — —
Total	—	—	—	—	—	11,103	389,826	—	—

(1) Shares of restricted stock vest either three or five years from the date of grant. Vesting dates for the shares of restricted stock listed for each officer range from January 2014 to August 2019.

(2) The market value of the restricted shares was calculated based on $35.11 per share, the closing price of the Company’s Common Stock on December 31, 2014. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all shareholders of record.

(3) The amounts in column (i) represent the number of performance shares outstanding based on the achievement of the threshold level of performance conditions. The market value of the performance shares was calculated based on $35.11 per share, the closing price of the Company’s Common Stock on December 31, 2014. Dividends are not paid on performance shares unless and until the underlying performance conditions are achieved.

(4) Mr. Shotto forfeited all of his performance shares upon his resignation from the Company effective August 31, 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth for each NEO information on stock option exercises and vesting of restricted stock on an aggregated basis during the year ended December 31, 2014.

(a)	Option Awards		Stock Awards
	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Craig R. Smith	0	$0	20,991	$722,324
James L. Bierman	0	$0	10,305	$354,714
Richard A. Meier	0	$0	0	$0
Erika T. Davis	0	$0	6,360	$219,533
Charles C. Colpo	0	$0	8,151	$281,146
Grace R. den Hartog	7,750	$82,781	6,388	$220,481
Brian J. Shotto	0	$0	8,797	$286,430

(1) The value realized on exercise is computed as the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2) The value realized on vesting is computed by multiplying the number of shares vesting by the market price of the underlying shares on the vesting date.

RETIREMENT PLANS

Supplemental Executive Retirement Plan. The Company provides supplemental retirement benefits to certain officers, including Mr. Smith, Mr. Bierman, Mr. Colpo, Ms. Davis and Ms. den Hartog, under the SERP. Effective March 31, 2012, the Board of Directors amended the SERP to freeze benefit levels under the plan. The SERP entitles participants who meet its age and service requirements to receive a specified percentage (in the case of Mr. Smith, 65%, and the other participating NEOs, 60%) of the participant’s average base monthly salary plus bonus for the highest consecutive five out of the last ten years preceding March 31, 2012. The SERP benefit to which a participant is entitled is reduced by any benefit payable under Social Security, defined benefit pension plans and the benefit attributable to certain Company contributions under the Company’s 401(k) plan. The SERP provides for full benefits to participants who retire at or after the attainment of the age of 65 (or at or after the age of 62 with 20 years of service) and provides for reduced benefits to participants who retire between the ages of 55 and 64 if their age plus years of service to the Company equal at least 70. If a participant retires prior to age 65 (or prior to age 62 with 20 years of service), his or her otherwise applicable full retirement benefit is reduced by 0.333% for each month remaining from the date of retirement until the participant would reach age 65. SERP payments are made to an eligible participant until his or her death (and, following the participant’s death, will continue to be made to the participant’s beneficiary unless or until a total of 180 payments have been made under the SERP to either the participant or his or her beneficiary). Upon retirement, participants are no longer eligible to participate in the Company’s medical insurance or benefit plans (except as legally required under COBRA). In consideration for receiving benefits under the SERP, the participant must comply with a non-competition agreement during employment and for a period of five years following employment by the Company.

PENSION BENEFITS TABLE

The following table shows the actuarial present value of accumulated benefits payable to each of the NEOs as of December 31, 2014, including the number of years of service credited to each such NEO, under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Benefits under the SERP are payable as a monthly annuity.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
Craig R. Smith	SERP	26	$11,109,578	$0
James L. Bierman	SERP	8	5,373,288	0
Richard A. Meier	SERP	—	—	—
Erika T. Davis	SERP	22	2,401,227	0
Charles C. Colpo	SERP	33	3,505,583	0
Grace R. den Hartog	SERP	12	4,005,162	0
Brian J. Shotto	SERP	—	—	—

(1) Mr. Smith, Mr. Bierman, Mr. Colpo, Ms. Davis and Ms. den Hartog are the NEOs who participate in the SERP. Annual benefits payable under the SERP upon retirement at normal retirement age for the participating NEOs are: Mr. Smith, $792,614; Mr. Bierman, $399,319; Mr. Colpo, $316,661: Ms. Davis, $253,312; and Ms. den Hartog, $271,339. The calculation of present value of accumulated benefit assumes a discount rate of 3.75% and was based on the RP-2014 Mortality Table. For a discussion of the assumptions used by the Company in calculating these amounts, see note 13 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference.

(2) The following four NEOs are eligible for early retirement under the SERP, qualifying for the indicated percentages of their full retirement benefits: Mr. Smith, 100%, Mr. Bierman, 92%, Mr. Colpo, 68% and Ms. den Hartog, 92%. Ms. Davis does not qualify for early retirement benefits under the SERP.

Following retirement, stock options and restricted stock awards continue to vest pursuant to the terms of the respective grants if, at the discretion of the Company, the officer continues to serve the Company as a director, in a consulting capacity or by entering into a non-solicitation and confidentiality agreement for the benefit of the Company. An officer is eligible following retirement to receive a portion of any performance shares earned based on achievement of the performance conditions pro-rated for the number of months worked during the performance period. Assuming continued service to the Company, each of the NEOs would receive the following estimated benefit due to continued vesting of equity awards if he or she had been eligible to and actually retired on December 31, 2014: Mr. Smith, $2,040,015; Mr. Bierman, $2,356,095; Mr. Meier, $1,505,248; Ms. Davis, $895,708; Mr. Colpo, $503,097; Ms. den Hartog, $764,651; and Mr. Shotto, $0. This benefit is calculated based upon the number of shares subject to continued vesting multiplied by $35.11, the closing price of the Company’s Common Stock on December 31, 2014. Performance shares were valued based upon assumed performance at the target level.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Company maintains an Executive Deferred Compensation and Retirement Plan in which members of senior management and other management-level teammates are eligible to participate. This plan permits participants to defer base salary (up to 75%) and cash bonus (up to 100%) paid during a year for which a deferral election is made. This plan provides for the same investment options, other than the Company stock fund, as are available to participants under our 401(k) plan. The Company matches a total of up to 5% of combined 401(k) plan and deferred compensation plan contributions, provided that the participant has first maximized permitted contributions under the 401(k) plan. The following table sets forth information regarding contributions to, earnings on and total balances in the Executive Deferred Compensation plan for the NEOs in 2014.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Craig R. Smith	$44,791	$23,208	$3,797	—	$107,437
James L. Bierman	0	6,606	1,854	—	30,715
Richard A. Meier	30,254	0	2,369	—	32,623
Erika T. Davis	31,253	490	2,468	—	47,345
Charles C. Colpo	—	—	—	—	—
Grace R. den Hartog	0	0	20,976	—	337,629
Brian J. Shotto	171,346	10,946	12,985	—	432,049

(1) Executive contributions included in “Salary” for 2014 in the Summary Compensation Table.

(2) Company contributions included in “All Other Compensation” for 2014 in the Summary Compensation Table.

(3) Deferred amounts earned returns based on the performance of the funds into which they were invested, which consist of the same funds available to the participants under our 401(k) plan (other than the Company stock fund).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the NEOs under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment under various scenarios, including voluntary termination without cause, voluntary termination or involuntary termination with cause, termination following a change in control and termination due to disability or death. Benefits payable to the NEOs upon retirement are described under “Retirement Plans” beginning on page 51 of this proxy statement. The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective December 31, 2014.

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
Craig R. Smith (1)
• Involuntary Termination Without Cause (2)	$1,125,000	$—	$44,624	$907,234	$2,076,858
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	2,380,953	2,037,098	29,499	3,243,701	7,691,251
• Disability (4)	—	—	—	1,548,221	1,548,221
• Death (4)	—	—	—	2,703,084	2,703,084
James L. Bierman (1)
• Involuntary Termination Without Cause (2)	$652,405	$—	$22,856	$939,620	$1,614,881
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	2,600,919	—	30,949	3,719,876	6,351,744
• Disability (4)	—	—	—	1,210,392	1,210,392
• Death (4)	—	—	—	3,099,897	3,099,897
Richard A. Meier (1)
• Involuntary Termination Without Cause (2)	$1,095,375	$—	$32,873	$502,519	$1,630,767
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	2,183,447	N/A	36,831	2,137,272	4,357,550
• Disability (4)	—	—	—	781,725	781,725
• Death (4)	—	—	—	1,781,060	1,781,060
Erika T. Davis (1)
• Involuntary Termination Without Cause (2)	$778,044	$—	$31,986	$392,600	$1,202,630
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,550,900	—	35,648	1,333,773	2,920,321
• Disability (4)	—	—	—	602,224	602,224
• Death (4)	—	—	—	1,111,477	1,111,477

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
Charles C. Colpo (1)
• Involuntary Termination Without Cause (2)	$680,277	—	$23,947	$228,386	$932,610
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,356,018	380,372	24,930	789,343	2,550,663
• Disability (4)	—	—	—	376,486	376,486
• Death (4)	—	—	—	657,786	657,786
Grace R. den Hartog (1)
• Involuntary Termination Without Cause (2)	$420,834	—	$14,585	$355,196	$790,615
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,372,684	221,136	24,822	1,177,716	2,796,358
• Disability (4)	—	—	—	565,777	565,777
• Death (4)	—	—	—	981,430	981,430
Brian J. Shotto (1), (7)
• Involuntary Termination Without Cause (2)	$761,538	—	$21,862	$286,430	$1,069,830

(1) The amounts shown in the table do not include accrued salary and vacation payable through the date of the executive’s employment termination or the distribution of any balances under the Executive Deferred Compensation Plan or the Company’s 401(k) plan.

(2) See the discussion of the Company’s severance policy below for information on benefits payable to the NEOs upon involuntary termination without cause. The calculation of cash severance is based on an assumed lump sum payment of monthly salary plus the average of the last three years’ actual bonuses paid multiplied by 18 months.

(3) See the discussion of the Company’s change in control agreements below for information on benefits payable to the NEOs upon a change in control. The calculation of cash severance is based on a lump sum payment of 2.99 multiplied by the sum of annual salary plus the average of the last three years’ actual bonuses paid.

(4) A termination of employment due to death or disability entitles the NEOs to benefits under the Company’s life insurance or disability plan, as applicable, available to salaried teammates generally. In addition and also as applicable to salaried employees generally who receive grants of stock options and restricted stock, upon termination of employment due to death, all stock options and shares of restricted stock immediately vest; and, upon termination of employment due to disability, unvested stock options are forfeited and shares of restricted stock vest on a pro rata basis. In addition, upon death, officers are entitled to receive performance shares that are actually earned based on achievement of performance conditions and, upon disability, a pro rata portion of any such shares earned relative to time worked during the performance period.

(5) If a participant’s employment is terminated without cause or the participant resigns for good reason following a change in control, the SERP provides for a pro-rated benefit based on credited years of service relative to years of service remaining to the participant’s earliest retirement eligibility date, which amount is reduced by 4% for each year that the participant is under age 65. The amounts in this column show the present value of any additional benefit to the participant relative to the present value of accumulated benefits shown in the “Pension Benefits Table” on page 52.

(6) The amounts in this column represent the estimated benefit to the NEO due to accelerated vesting of equity awards and are calculated based on the number of shares subject to accelerated vesting multiplied by $35.11, the closing price of the Company’s Common Stock on December 31, 2014. Any performance shares that vest are valued based upon assumed performance at the target level.

(7) Mr. Shotto resigned at the request of the Company effective August 31, 2014 and, accordingly, actual termination payments and benefits to him in connection with his involuntary termination without cause are set forth in this table. In connection with Mr. Shotto’s termination of employment, a pro rata portion of his restricted stock vested and, through a negotiated agreement, his remaining shares of restricted stock will vest on their normal schedule. He forfeited all performance shares.

Severance Policy. The Company has an officer severance policy that applies to corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company). The policy was designed to provide consistent and fair treatment of these departing officers and is based upon the officer’s years of service to the Company. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain non-competition and non-solicitation restrictive covenants for the term of the severance period or one year, whichever is greater.

The Company provides for the following under its officer severance policy:

•

between 9 and 18 months (based on the officer’s years of employment by the Company) of base monthly salary plus monthly bonus (based on the lower of average monthly bonus earned over the previously completed three years or target bonus for the current year), payable in a lump sum;

•	a pro rata amount of any cash incentive earned during the year of termination based on the Company’s actual performance and the number of months worked during the year;

•	up to six months of outplacement services;

•	continuation of health benefits during the severance period; and

•	tax return preparation and financial counseling for length of severance period.

The severance policy also provides that, upon an involuntary termination without cause (or resignation at the request of the Company), an executive officer’s unvested stock options are forfeited and the vested stock options must be exercised within a period of one year from the date of employment termination. In addition, a pro rata portion of the executive officer’s restricted stock awards vests at the date of employment termination based on the number of months worked during the vesting period.

Change in Control Agreements. The Company has entered into CIC Agreements with the NEOs (other than Mr. Shotto), the purpose of which is to encourage key management personnel to remain with the Company and to avoid distractions resulting from potential or actual changes in control of the Company.

The CIC Agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated within 24 months after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause or (iii) by the officer other than in specified circumstances constituting good reason.

Termination of employment by the Company is for cause if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) engaging in conduct demonstrably and materially injurious to the Company. Termination of employment by the executive officer is for good reason if it is because of (i) a material diminution in authority, duties or responsibilities; (ii) a material reduction in annual base salary, bonus opportunity or benefits; (iii) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (iv) a failure to pay compensation due to the executive officer; or (v) certain other reasons defined in the plan.

A change in control is generally deemed to have occurred under the agreements:

(i)	if any person acquires 30% or more of the Company’s voting securities (other than the Company or its affiliates);

(ii)	if the Company’s directors as of the beginning or renewal date of the CIC Agreement (the “Incumbent Board”) cease to constitute a majority of the Board (unless the members’ nominations or elections were approved by a majority of the Incumbent Board);

(iii)	upon the approval by shareholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

The Company’s change in control agreements with its officers do not provide for or otherwise permit excise tax gross-up payments.

For the NEOs, the severance benefit includes the following:

(i)	a lump sum payment equal to 2.99 times the sum of the officer’s annual base salary as of the date of termination or change in control (whichever is greater) plus average bonus for the three years preceding the date of termination or change in control (whichever is greater);

(ii)	a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive through the date of termination, assuming achievement of performance goals at the target level;

(iii)	an amount equal to additional premiums for continued medical benefits under COBRA for two years and additional premiums for individual life insurance policies for two years (for officers receiving Company-provided life insurance); and

(iv)	all shares of restricted stock granted to the executive officer vest, all stock options vest and become immediately exercisable and all performance shares are awarded at the target level and become vested.

The foregoing severance benefit is reduced by the amount of any benefits payable under any other severance plan or arrangement of the Company.

In consideration for any benefits paid, the change in control agreements impose certain non-competition and non-solicitation restrictive covenants on the officers for a period of 12 months following employment termination and prohibit the disclosure and use of confidential Company information. Each agreement continues in effect through December 31, 2015.

PROPOSAL 4: ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Shareholders have the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2014 executive compensation programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, we value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. At the Company’s 2011 annual meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on executive compensation every year. This non-binding advisory vote on the frequency of say-on-pay proposals must be held at least once every six years.

As more fully discussed in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 27, the Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success in the intensely competitive and constantly changing medical supplies distribution and logistics services markets. We seek to accomplish this goal in a manner that rewards performance, is aligned with long-term shareholder interests and is consistent with sound compensation governance principles. The Compensation & Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving our long-term goals and that the compensation of our NEOs in 2014 reflects and supports these compensation policies and procedures and reflects our foundational pay for performance principles.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The Board of Directors recommends a vote FOR the foregoing resolution approving, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company has not adopted written procedures for review of, or standards for approval of, related person transactions (as defined in Item 404 of Regulation S-K), but instead reviews these transactions on a case-by-case basis.

The Company employs the son of Mr. Smith, Executive Chairman of the Company, as General Manager of our Seattle-area distribution center. For 2014, Mr. Smith’s son received salary and equity compensation totaling $170,798.

SHAREHOLDER PROPOSALS

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2016 Annual Meeting of Shareholders must present such proposal to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 18, 2015, in order for the proposal to be considered for inclusion in the Company’s proxy statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by our Bylaws, which are available as described under “Corporate Governance—Corporate Governance Materials” on page 3 of this proxy statement. The Company will determine whether to include properly submitted proposals in the proxy statement in accordance with the SEC’s regulations governing the solicitation of proxies.

Our Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to our Corporate Secretary not later than 120 days before the anniversary of the date of the Company’s immediately preceding annual meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2016 Annual Meeting not later than the close of business on December 31, 2015. The shareholder’s notice must include the information required by our Bylaws, including but not limited to:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•

a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Company;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing;

•	a representation that the shareholder will notify the Company in writing of any changes to certain information provided above (as further specified in the Bylaws);

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by our Bylaws, including but not limited to:

•	the information described above with respect to the shareholder proposing such business;

•

a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in our Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under the proxy rules.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 18, 2015

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG
Senior Vice President, General Counsel & Corporate Secretary

Appendix A

OWENS & MINOR, INC.

2015 STOCK INCENTIVE PLAN

Table of Contents		i
ARTICLE I DEFINITIONS		A-1
1.01.	Administrator	A-1
1.02.	Agreement	A-1
1.03.	Board	A-1
1.04.	Change in Control	A-1
1.05.	Code	A-2
1.06.	Committee	A-2
1.07.	Common Stock	A-2
1.08.	Company	A-2
1.09.	Compensation Committee	A-2
1.10.	Control Change Date	A-2
1.11.	Corresponding SAR	A-2
1.12.	Exchange Act	A-2
1.13.	Expiration Date	A-2
1.14.	Fair Market Value	A-2
1.15.	Governance Committee	A-3
1.16.	Incentive Award	A-3
1.17.	Initial Value	A-3
1.18.	Nonemployee Director	A-3
1.19.	Option	A-3
1.20.	Participant	A-3
1.21.	Performance Goal	A-3
1.22.	Plan	A-4
1.23.	Related Entity	A-4
1.24.	SAR	A-4
1.25.	Stock Award	A-4
1.26.	Stock Unit Award	A-4
1.27.	Ten Percent Shareholder	A-4
ARTICLE II PURPOSES		A-5
ARTICLE III ADMINISTRATION		A-5
ARTICLE IV ELIGIBILITY		A-6
4.01.	General.	A-6
4.02.	Grants.	A-6
ARTICLE V STOCK SUBJECT TO PLAN		A-6
5.01.	Shares Issued.	A-6
5.02.	Aggregate Limit.	A-6
5.03.	Individual Limitations.	A-6
5.04.	Share Add-Backs.	A-7
ARTICLE VI OPTIONS AND SARS		A-7
6.01.	Awards.	A-7
6.02.	Option Price.	A-7
6.03.	Maximum Option or SAR Period.	A-8
6.04.	Nontransferability.	A-8
6.05.	Transferable Options and SARs.	A-8
6.06.	Exercise.	A-8
6.07.	Payment.	A-9
6.08.	Determination of Payment of Cash and/or Common Stock Upon Exercise of SAR.	A-9
6.09.	Shareholder Rights.	A-9
6.10.	Automatic Exercise	A-9

(i)

ARTICLE VII STOCK AWARDS		A-9
7.01.	Awards.	A-9
7.02.	Vesting.	A-9
7.03.	Shareholder Rights.	A-10
ARTICLE VIII STOCK UNIT AWARDS		A-10
8.01.	Award.	A-10
8.02.	Earning the Award	A-10
8.03.	Payment.	A-10
8.04.	Shareholder Rights.	A-11
8.05.	Dividend Equivalents.	A-11
ARTICLE IX INCENTIVE AWARDS		A-11
9.01.	Awards.	A-11
9.02.	Terms and Conditions.	A-11
9.03.	Nontransferability	A-11
9.04.	Employee Status	A-11
9.05.	Settlement	A-12
9.06.	Shareholder Rights	A-12
ARTICLE X ADJUSTMENT UPON CHANGE IN COMMON STOCK		A-12
ARTICLE XI CHANGE IN CONTROL		A-12
11.01.	Impact of Change in Control.	A-12
11.02.	Assumption Upon Change in Control.	A-13
11.03.	Cash-Out Upon Change in Control.	A-13
ARTICLE XII COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES		A-13
ARTICLE XIII GENERAL PROVISIONS		A-13
13.01.	Effect on Employment or Service.	A-13
13.02.	Unfunded Plan.	A-13
13.03.	Disposition of Stock.	A-14
13.04.	Rules of Construction.	A-14
13.05.	Employee Status.	A-14
13.06.	Withholding Taxes.	A-14
13.07.	Certain Reduction of Parachute Payments	A-15
13.08.	Return of Awards; Repayment.	A-16
ARTICLE XIV AMENDMENT		A-16
ARTICLE XV DURATION OF PLAN		A-16
ARTICLE XVI EFFECTIVE DATE OF PLAN		A-16

(ii)

OWENS & MINOR, INC.

2015 STOCK INCENTIVE PLAN

ARTICLE I

DEFINITIONS

1.01.	ADMINISTRATOR

Administrator means the Governance Committee with respect to awards to Nonemployee Directors and in all other instances means the Compensation Committee or a delegate of the Compensation Committee that is appointed in accordance with Article III.

1.02.	AGREEMENT

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Unit Award, a Stock Award, Incentive Award, Option or SAR granted to such Participant.

1.03.	BOARD

Board means the Board of Directors of the Company.

1.04.	CHANGE IN CONTROL

Change in Control means:

(a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities provided, however, that Company securities acquired directly from the Company shall be disregarded for this purpose;

(b) During any period of twelve consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section and other than a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either (x) were directors at the beginning of such period or (y) were so elected or nominated with such approval, cease for any reason to constitute at least a majority of the Board;

(c) There is consummated a stockholder-approved merger or consolidation of the Company with any other Company, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

In addition, if a Change in Control (as defined in clauses (a), (b), (c) or (d) above) constitutes a payment event with respect to any Option, SAR, Stock Award, Stock Unit award or Incentive Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that award on account of a Change in Control unless the event described in clause (a), (b), (c) or (d) above, as applicable, constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

1.05.	CODE

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.06.	COMMITTEE

Committee means the Governance Committee in respect of awards to Nonemployee Directors and the Compensation Committee in respect of awards to other individuals who are eligible to participate in the Plan.

1.07.	COMMON STOCK

Common Stock means the common stock of the Company.

1.08.	COMPANY

Company means Owens & Minor, Inc.

1.09.	COMPENSATION COMMITTEE

Compensation Committee means the Compensation and Benefits Committee of the Board.

1.10.	CONTROL CHANGE DATE

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.11.	CORRESPONDING SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.12.	EXCHANGE ACT

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.13.	EXPIRATION DATE

Expiration Date means the last day of the stated term of an Option or SAR, i.e., the last day that the Option or SAR could be exercised if the Participant remained in continuous employment or service from the date of grant of the Option or SAR.

1.14.	FAIR MARKET VALUE

Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select.

1.15.	GOVERNANCE COMMITTEE

Governance Committee means the Governance and Nominating Committee of the Board.

1.16.	INCENTIVE AWARD

Incentive Award means an award that, subject to such terms and conditions as may be prescribed by the Administrator, entitles the Participant to receive a payment from the Company or a Related Entity that may be in cash, Common Stock or a combination of cash and Common Stock.

1.17.	INITIAL VALUE

Initial Value means, with respect to a Corresponding SAR, the Option price per share of the related Option and, with respect to an SAR granted independently of an Option, the amount determined by the Administrator on the date of grant (but not less than the Fair Market Value of one share of Common Stock on the date of grant). Except as provided in Article X, without the approval of shareholders (a) the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of shareholders and (b) no payment may be made to cancel an outstanding SAR if on the date of such amendment, cancellation, new grant or payment the Initial Value exceeds the Fair Market Value.

1.18.	NONEMPLOYEE DIRECTOR

Nonemployee Director means a member of the Board who is not an employee of the Company or a Related Entity.

1.19.	OPTION

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.20.	PARTICIPANT

Participant means an employee of the Company or a Related Entity, a member of the Board, or an individual who provides services to the Company or a Related Entity who satisfies the requirements of Article IV and is selected by the Administrator to receive a Stock Unit Award, a Stock Award, an Option, an SAR, or an Incentive Award or a combination thereof.

1.21.	PERFORMANCE GOAL

Performance Goal means a performance objective that is stated with respect to one or more of the following, alone or in combination: (i) gross, operating or net earnings before or after taxes; (ii) return on equity; (iii) return on capital; (iv) return on sales; (v) return on assets or net assets; (vi) earnings per share; (vii) cash flow per share; (viii) book value per share; (ix) earnings growth; (x) sales or sales growth; (xi) volume growth; (xii) cash flow (as defined by the Committee); (xiii) Fair Market Value; (xiv) total shareholder return; (xv) market share; (xvi) productivity; (xvii) level of expenses; (xviii) quality; (xix) safety; (xx) customer satisfaction; (xxi) total economic value added; (xxii) earnings before interest, taxes, depreciation and amortization and (xxiii) revenues or revenue growth. If the Committee, on the date of the award, prescribes that the Participant’s rights in the award shall become exercisable, transferable or nonforfeitable only upon the attainment of objectives stated with respect to one or more of the foregoing Performance Goals, the Participant’s rights in the award shall become exercisable, transferable or nonforfeitable only to the extent that the Committee certifies in writing that such objectives have been achieved.

A Performance Goal may be expressed with respect to the Company, a Related Entity, or a business unit of the Company or a Related Entity. A Performance Goal also may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. When establishing Performance Goals, the Committee may exclude any or all special, unusual or extraordinary items as determined under U.S. generally accepted accounting principles, including, without limitation, the charges or cost associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent permitted under Section 162(m) of the Code (for any award that is intended to constitute “performance based compensation under Section 162(m) of the Code), the Committee may also adjust Performance Goals as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine.

1.22.	PLAN

Plan means the Owens & Minor, Inc. 2015 Stock Incentive Plan.

1.23.	RELATED ENTITY

Related Entity means any “subsidiary” or “parent” corporation (within the meaning of Section 424 of the Code) of the Company.

1.24.	SAR

SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value at the time of exercise over the Initial Value or a lesser amount as determined by the Administrator and specified in an Agreement. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.25.	STOCK AWARD

Stock Award means shares of Common Stock awarded to a Participant under Article VII, including Common Stock issued in settlement of a Stock Unit Award.

1.26.	STOCK UNIT AWARD

Stock Unit Award means an award that entitles the Participant to receive a benefit based on a number of shares of Common Stock equal to the number of stock units covered by the Stock Unit Award.

1.27.	TEN PERCENT SHAREHOLDER

Ten Percent Shareholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a Related Entity. An individual shall be considered to own any voting stock owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

ARTICLE II

PURPOSES

The Plan is intended to (a) assist the Company and Related Entities in recruiting and retaining key employees and members of the Board, and other individuals who provide services to the Company or a Related Entity, (b) authorize the grant of incentive compensation opportunities for such persons and (c) encourage such persons to identify their interests with those of the Company and its shareholders by enabling such persons to participate in the future success of the Company and the Related Entities. The Plan is intended to permit the grant of Stock Unit Awards, Stock Awards, SARs, the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of Incentive Awards. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Unit Awards, Stock Awards, Incentive Awards, Options and SARs upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, Incentive Award, or Stock Unit Award, including by way of example and not limitation, conditions on which Participants may defer receipt of benefits under the Plan, requirements that the Participant complete a specified period of employment or service with the Company or a Related Entity or that the Company achieve a specified level of financial performance. Notwithstanding any such conditions or any provision of the Plan (i) the Committee may accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an Incentive Award or Stock Unit Award may be settled (a) in connection with a termination of employment or service (including but not limited to death, disability, retirement or involuntary termination) or (b) if the award has been outstanding for at least one year and (ii) up to 300,000 shares of Common Stock may be issued under the Plan without regard to the preceding clause (i) or the minimum vesting requirements of Sections 6.06, 7.02, 8.02 and 9.02 (either pursuant to the original terms of the award or acceleration). In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Incentive Award or Stock Unit Award. All expenses of administering this Plan shall be borne by the Company.

The Compensation Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Compensation Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Compensation Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Compensation Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

ELIGIBILITY

4.01.	GENERAL.

Any employee of the Company or a Related Entity (including a corporation that becomes a Related Entity after the adoption of this Plan), any member of the Board (whether or not an employee), or a person who provides services to the Company or a Related Entity (including a corporation that becomes a Related Company after the adoption of this Plan) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Related Entity.

4.02.	GRANTS.

The Administrator will designate individuals to whom Stock Awards, Incentive Awards, Stock Unit Awards, Options and SARs are to be granted and will specify the number of shares of Common Stock subject to each award or grant; provided, however, that only individuals who provide “direct services” to the Company or a Related Entity (as the term “direct services” is used for purposes of Section 409A of the Code) may be granted an Option or SAR. An SAR may be granted with or without a related Option. All Stock Awards, Stock Unit Awards, Options, SARs, and Incentive Awards granted under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt. No Participant may be granted incentive stock options or related SARs (under all incentive stock option plans of the Company and any Related Entity) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceed the limitation prescribed by Code section 422(d). The preceding annual limitation shall not apply with respect to Options that are not incentive stock options.

ARTICLE V

STOCK SUBJECT TO PLAN

5.01.	SHARES ISSUED.

Upon the award of shares of Common Stock pursuant to a Stock Award, including a Stock Award issued to settle Stock Unit Awards, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02.	AGGREGATE LIMIT.

The maximum aggregate number of shares of Common Stock that may be issued under this Plan and the maximum number of shares of Common Stock that may be issued upon the exercise of incentive stock options is 3,000,000 shares. The maximum aggregate number of shares of Common Stock that may be issued under this Plan and under incentive stock options shall be subject to adjustment as provided in Article X and Section 5.04. The grant of a Stock Unit Award shall reduce the shares of Common Stock that remain available for issuance under this Plan on a one-for-one basis but the issuance of a Stock Award in settlement of a Stock Unit Award and related dividend equivalents shall not further reduce the shares of Common Stock that remain available for issuance under the Plan.

5.03.	INDIVIDUAL LIMITATIONS.

Subject to the limitation set forth in the preceding sections, no individual may, in any calendar year, be granted or awarded (i) Options or SARs, covering more than 2,000,000 shares of Common Stock; (ii) Stock Awards and

Stock Unit Awards covering more than 500,000 shares of Common Stock; or (iii) Incentive Awards exceeding $5,000,000. Each of the limitations in the preceding sentence shall be multiplied by two with respect to awards granted to a Participant (other than a Nonemployee Director) during the calendar year in which the Participant first commences employment with the Company or a Related Entity. Notwithstanding the preceding sentences, no Participant who is a Nonemployee Director may, in any calendar year, be granted (i) Options or SARs covering more than 60,000 shares of Common Stock or (ii) Stock Awards and Stock Unit Awards covering more than 20,000 shares of Common Stock. In applying the limitations of this Section 5.03, an Option and Corresponding SAR shall be treated as a single award. The limitations set forth in this Section 5.03 shall be subject to adjustment as provided in Article X.

5.04.	SHARE ADD-BACKS.

If any shares of Common Stock subject to Stock Unit Awards or Options, SARs or Stock Awards granted under the Plan are cancelled, forfeited, expire or otherwise terminate without the issuance of such shares of Common Stock, or if any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such award, the shares of Common Stock subject to the award shall, to the extent of such cancellation, forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan.

In the event that (i) any Option granted under the Plan is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, or (ii) withholding tax liabilities resulting from such Option or other award granted under the Plan are satisfied by the withholding of shares of Common Stock (not to exceed the minimum required tax withholding rate), then the number of shares tendered or withheld shall not be available for future grants of awards. If Common Stock is issued in settlement of an SAR, the number of shares of Common Stock available under the Plan shall be reduced by the number of shares of Common Stock for which the SAR was exercised rather than the number of shares of Common Stock issued in settlement of the SAR. Furthermore, shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards by a company acquired by the Company or Related Entity, or with which the Company or Related Entity combines, shall not reduce the maximum aggregate number of shares of Common Stock available for issuance under the Plan.

ARTICLE VI

OPTIONS AND SARS

6.01.	AWARDS.

In accordance with Article IV, and subject to the limitations set forth in Plan Section 5.03, the Administrator will designate each individual to whom an Option, SAR or both is to be made and will specify the number of shares of Common Stock covered by such awards.

6.02.	OPTION PRICE.

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Article X, without the approval of shareholders (a) the Administrator may not reduce, adjust or amend the option price of an outstanding Option or SAR whether through amendment, cancellation, replacement grant or any other means and (b) no payment may be made to cancel an outstanding Option if on the date of such amendment, cancellation, replacement grant or payment the option price exceeds Fair Market Value.

6.03.	MAXIMUM OPTION OR SAR PERIOD.

The maximum period in which an Option or SAR may be exercised shall be determined by the Administrator on the date of grant, except that no Option or SAR shall be exercisable after the expiration of ten years from the date such Option or SAR was granted. In the case of an incentive stock option or a Corresponding SAR related to an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Option or its Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option or SAR may provide that it is exercisable for a period less than such maximum period.

6.04.	NONTRANSFERABILITY.

Except as provided in Section 6.05, any Option or SAR granted under this Plan shall be nontransferable except by will, by the laws of descent and distribution or in accordance with a beneficiary designation form provided by the Company and signed by the Participant and filed with the Company. In the event of any such transfer, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or person(s). During the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05.	TRANSFERABLE OPTIONS AND SARS.

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option or an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an Option or SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option or SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option or SAR except by will or the laws of descent and distribution. In the event of any transfer of an Option or SAR (by the Participant or his transferee), such Option and any Corresponding SAR must be transferred to the same person or persons or entity or entities.

6.06.	EXERCISE.

Subject to the provisions of this Plan, an Option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine. No Option or SAR shall be exercisable in full sooner than three years from the date the Option or SAR is granted; provided, that an Option or SAR may be exercisable in full one year from the date the Option or SAR is granted if the Option or SAR is granted to a Nonemployee Director or the Option or SAR will become exercisable on account of the satisfaction of performance objectives (including objectives stated with respect to Performance Goals) prescribed by the Administrator. A Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and when the Fair Market Value exceeds the Option price of the related Option. An Option or SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option or SAR could be exercised. A partial exercise of an Option or SAR shall not affect the right to exercise the Option or SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option or related to the SAR. The exercise of either an Option or Corresponding SAR shall result in the termination of the other to the extent of the number of shares with respect to which the Option or Corresponding SAR is exercised.

6.07.	PAYMENT.

Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. Subject to rules established by the Committee, payment of all or part of the Option price may be made with shares of Common Stock to the Company. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value of the surrendered shares (on the exercise date) must not be less than the Option price of the shares for which the Option is being exercised.

6.08.	DETERMINATION OF PAYMENT OF CASH AND/OR COMMON STOCK UPON EXERCISE OF SAR.

At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. A fractional share shall not be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

6.09.	SHAREHOLDER RIGHTS.

No Participant shall have any rights as a shareholder with respect to shares subject an Option until the date of exercise of such Option. No Participant shall have any rights as a shareholder with respect to shares subject to an SAR until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

6.10.	AUTOMATIC EXERCISE

This Section 6.10 applies to an Option or SAR if (i) the Participant to whom the Option or SAR was granted remains in the continuous employment or service of the Company or a Related Entity from the date the Option or SAR was granted until the Expiration Date of such Option or SAR, (ii) on the Expiration Date the Fair Market Value exceeds the exercise price of the Option or the Initial Value of the SAR and (iii) the Option or SAR has become exercisable on or before the Expiration Date. Each Option or SAR to which this Section 6.10 applies shall be exercised automatically on the Expiration Date to the extent that it is outstanding and unexercised on such date. An Option that is exercised pursuant to this Section 6.10 shall result in the issuance to the Participant of that number of whole shares of Common Stock that have a Fair Market Value that most nearly equals, but does not exceed, the excess of the Fair Market Value on the Expiration Date over the Option exercise price multiplied by the number of shares of Common Stock subject to the Option. An SAR that is exercised pursuant to this Section 6.10 shall be settled in accordance with section 6.08.

ARTICLE VII

STOCK AWARDS

7.01.	AWARDS.

In accordance with the provisions of Article IV, and subject to the limitations set forth in Plan Section 5.03, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards. The per individual limitation of Section 5.03 on the issuance of Stock Awards shall not limit the issuance of Stock Awards in settlement of Stock Unit Awards and related dividend equivalents.

7.02.	VESTING.

Except in the case of Stock Awards issued in settlement of Stock Unit Awards, the Administrator, on the date of the award, shall prescribe that a Participant’s rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability, vesting or both of the shares until the attainment of performance objectives prescribed by Committee, including objectives stated with respect to Performance Goals, or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated term. Except in the case of a Stock Award issued in settlement of a Stock Unit Award, the period of restriction until full vesting shall be at least three years, provided that the minimum period of restriction shall be at least one year in the case of a Stock Award to a Nonemployee Director or a Stock Award that will become transferable and nonforfeitable on account of the satisfaction of performance objectives, including objectives stated with respect to Performance Goals, prescribed by the Administrator.

7.03.	SHAREHOLDER RIGHTS.

Prior to their forfeiture (in accordance with the terms of the Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that (i) dividends payable on shares of Common Stock subject to a Stock Award that does not become nonforfeitable solely on the basis of continued employment or service shall be accumulated and paid, without interest, when and to the extent that the underlying Stock Award becomes nonforfeitable, (ii) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (iii) the Company shall retain custody of any certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iv) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are no longer forfeitable.

ARTICLE VIII

STOCK UNIT AWARDS

8.01.	AWARD.

In accordance with the provisions of Article IV and subject to the limitations set forth in Section 5.03, the Administrator will designate individuals to whom a Stock Unit Award is to be granted and will specify the number of shares of Common Stock units covered by the award. The Administrator also will specify whether the Stock Unit Award includes the right to receive dividend equivalents.

8.02.	EARNING THE AWARD

The Administrator, on the date of the grant of an award, shall prescribe that the Stock Unit Award, or portion thereof, will be earned, and the Participant will be entitled to receive Common Stock pursuant to a Stock Award, a cash payment or a combination thereof, only upon the satisfaction of certain requirements. By way of example and not of limitation, the restrictions may postpone transferability, vesting or both of the Stock Unit Award until the attainment of performance objectives prescribed by the Committee, including objectives stated with respect to Performance Goals, or may provide that the Stock Unit Award will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated term. The period for determining whether such requirements are satisfied shall be at least three years; provided that the period shall be at least one year in the case of Stock Unit Awards granted to a Nonemployee Director or a Stock Unit Award that will be earned upon the attainment of stated performance objectives or goals, including objectives stated with respect to Performance Goals.

8.03.	PAYMENT.

In the discretion of the Administrator, the amount payable when a Stock Unit Award is earned may be settled in cash, by the grant of a Stock Award or a combination of cash and a Stock Award. A fractional share shall not be deliverable when a Stock Unit Award is earned, but a cash payment will be made in lieu thereof.

8.04.	SHAREHOLDER RIGHTS.

No Participant shall, as a result of receiving a Stock Unit Award, have any rights as a shareholder until and to the extent that the Stock Unit Award is earned and a Stock Award is made. A Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of a Stock Unit Award or the right to receive Common Stock thereunder other than by will or the laws of descent and distribution. After a Stock Unit Award is earned and settled by the issuance of a Stock Award is made, a Participant will have all the rights of a shareholder as described in Plan section 7.04.

8.05.	DIVIDEND EQUIVALENTS.

The Administrator may, at the time of grant of any Stock Unit Award, include as a part of such award an entitlement to receive a payment (in cash, Common Stock, or combination thereof) equal to the ordinary cash dividends that are payable with respect to the number of shares of Common Stock covered by the award, subject to such terms, conditions, restrictions and/or limitations, if any, as the Administrator may establish. Dividend equivalents may be paid currently or, at the Administrator’s discretion, may be accumulated and reinvested into additional notional units that are payable in cash, shares of Common Stock or a combination of Cash and Common Stock. As determined by the Administrator, the right to receive a dividend equivalent payment may be subject to the same vesting or performance conditions as the underlying Stock Unit Award; provided, however, that dividend equivalents payable on a Stock Unit Award that does not become nonforfeitable solely on the basis of continued employment or service shall be accumulated and paid, without interest, when and to the extent that the underlying Stock Unit Award becomes nonforfeitable.

ARTICLE IX

INCENTIVE AWARDS

9.01.	AWARDS.

The Administrator shall designate Participants to whom Incentive Awards are made for incentive compensation opportunities. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator, subject to the limitations set forth in Section 5.03.

9.02.	TERMS AND CONDITIONS.

The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions may include, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or a Related Entity or that the Company, a Related Entity, or the Participant attain stated objectives or goals, including objectives stated with respect to Performance Goals as a condition to earning an Incentive Award. The period for determining whether such requirements are satisfied shall be at least one year.

9.03.	NONTRANSFERABILITY

Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution or in accordance with a beneficiary designation form provided by the Company and signed by the Participant and filed with the Company. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.04.	EMPLOYEE STATUS

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

9.05.	SETTLEMENT

An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common stock or a combination of cash and Common Stock, as determined by the Committee.

9.06.	SHAREHOLDER RIGHTS

No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of Common Stock.

ARTICLE X

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options (including incentive stock options), SARs, Stock Awards, Stock Unit Awards and Incentive Awards may be granted under this Plan, the individual grant limitations set forth in Section 5.03, and the terms of outstanding Stock Awards, Stock Unit Awards, Options, SARs, and Incentive Awards shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more nonreciprocal transactions between the Company and its shareholders such as stock dividends, stock split-ups, subdivisions or consolidations of shares or extraordinary dividend (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee is equitably required. Any determination made under this Article X by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Stock Awards, Stock Unit Awards and Incentive Awards may be granted, the terms of outstanding Stock Unit Awards, Stock Awards, Options, SARs, or Incentive Awards, or the individual limitations set forth in Section 5.03.

The Committee may grant Stock Awards, Stock Unit Awards, Options, and SARs in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or a Related Entity in connection with a transaction described in the first paragraph of this Article X. Notwithstanding any provision of the Plan, the terms of such substituted Stock Unit Awards, Stock Awards, Option or SAR grants shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XI

CHANGE IN CONTROL

11.01.	IMPACT OF CHANGE IN CONTROL.

Unless an outstanding award is assumed in accordance with Section 11.02 and Sections 6.06, 7.02, 8.02 and 9.02 to the contrary notwithstanding, upon a Control Change Date, the Committee is authorized to provide that (i) an Option and SAR shall be fully exercisable thereafter, (ii) a Stock Award will become transferable and nonforfeitable thereafter, (iii) a Stock Unit Award shall be earned in its entirety and converted into a transferable and nonforfeitable Stock Award, and (iv) an Incentive Award shall be earned, in whole or in part, in accordance with the terms of the applicable Agreement.

11.02.	ASSUMPTION UPON CHANGE IN CONTROL.

In the event of a Change in Control the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Stock Award, Stock Unit Award or Incentive Award shall be assumed by, or a substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Stock Award, Stock Unit Award or Incentive Award being assumed or substituted. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

11.03.	CASH-OUT UPON CHANGE IN CONTROL.

Unless an outstanding award is assumed in accordance with Section 11.02 and Sections 6.06, 7.02, 8.02 and 9.02 to the contrary notwithstanding, in the event of a Change in Control the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Option, SAR, Stock Award and Stock Unit Award shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by Company shareholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by Company shareholders in the Change in Control exceeds the Option price or Initial Value in the case of an Option and SAR for each share of Common Stock subject to an Option or SAR, or (ii) the price per share received by shareholders for each share of Common Stock subject to a Stock Award or Stock Unit Award.

ARTICLE XII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIII

GENERAL PROVISIONS

13.01.	EFFECT ON EMPLOYMENT OR SERVICE.

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right and power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

13.02.	UNFUNDED PLAN.

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.03.	DISPOSITION OF STOCK.

A Participant shall notify the Administrator of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

13.04.	RULES OF CONSTRUCTION.

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Plan and all Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Plan or any Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an award granted under this Plan shall be treated as a separate identified payment for purposes of Section 409A.

If a payment obligation under an award or an Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b))12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

13.05.	EMPLOYEE STATUS.

In the event that the terms of any Stock Award, Stock Unit Award or Incentive Award or the grant of any Option or SAR provide that shares may be issued or become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

13.06.	WITHHOLDING TAXES.

Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of a Stock Unit Award, an SAR or Incentive Award) or a cash equivalent acceptable to the Committee. Except to the extent prohibited by Treasury Regulation Section 1.409A-3(j), any withholding tax obligations may also be satisfied by surrendering shares of Common Stock to the Company, by withholding or reducing the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of a Stock Unit Award or the grant or vesting of a Stock Award, but only up to the minimum required tax withholding rate, or by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the date the Option or SAR is exercised, the Stock Award vests or the Stock Unit Award is earned, as applicable.

13.07.	CERTAIN REDUCTION OF PARACHUTE PAYMENTS

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 13.07, the Parachute Payments will be reduced pursuant to this Section 13.07 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) and then by reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article XV, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 13.07 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 13.07 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Section 13.07, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 13.07, the term “Net

After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 13.07, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

Nothing in this Section 13.07 shall limit or otherwise supersede the provisions of any other agreement or plan which provides that a Participant cannot receive Payments in excess of the Capped Payments.

13.08.	RETURN OF AWARDS; REPAYMENT.

Each Stock Award, Option, SAR, Stock Unit Award and Incentive Award granted under this Plan is subject to the condition that the Company may require that such award be returned, and that any payment made with respect to such award must be repaid, if such action is required under the terms of any Company recoupment or “clawback” policy as in effect on the date that the payment was made, on the date the award was granted or the date the Option or SAR was exercised or the date the Stock Award, Stock Unit Award or Incentive Award became vested or earned.

ARTICLE XIV

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment materially increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an adjustment pursuant to Article X), (ii) the amendment materially increases the benefits accruing to Participants under the Plan, (iii) the amendment materially changes the class of individuals eligible to become Participants or (iv) the amendment is required to be approved by shareholders by the requirements of applicable law or under the New York Stock Exchange’s shareholder approval rules. For the avoidance of doubt, the Board may not (except pursuant to Article X) without the approval of shareholders (a) reduce the option price per share of an outstanding Option or the Initial Value of an outstanding SAR, (b) cancel an outstanding Option or outstanding SAR when the option price or Initial Value, as applicable exceeds the Fair Market Value or (c) take any other action with respect to an outstanding Option or an outstanding SAR that may be treated as a repricing of the award under the rules and regulations of the New York Stock Exchange. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any outstanding award of Performance Shares, or under any Stock Award, Option or SAR outstanding at the time such amendment is made.

ARTICLE XV

DURATION OF PLAN

No Stock Award, Stock Unit Award, Option, SAR or Incentive Award may be granted under this Plan after April 29, 2025; and any Option granted after February 4, 2025 shall not be an incentive stock option under Section 422 of the Code. Awards granted on or before such April 29, 2025 shall remain subject to their terms notwithstanding the expiration of the Plan.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

Stock Awards, Stock Unit Awards, Options, SARs and Incentive Awards may be granted under this Plan upon its approval by a majority of the votes entitled to be cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting within twelve months of its adoption by the Board.

Appendix B

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND

PROCEDURES FOR SERVICES BY INDEPENDENT

AUDITORS

Services subject to Audit Committee Approval

(1)	General. The Audit Committee must approve in advance all audit and non-audit services provided by the Company’s independent auditors to ensure the services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre- approved cost levels will require specific pre-approval by the Audit Committee.

(2)	Prohibited Services. The Company may not engage its independent auditors to perform any services as may, from time to time, be prohibited by the rules and regulations of the Securities and Exchange Commission, any securities exchange on which the Company’s securities are traded or listed, the Public Company Accounting Oversight Board, or any other regulatory bodies. Prohibited services include, but may not be limited to, bookkeeping, financial information systems design and implementation, appraisals or valuations (other than tax), fairness opinions, actuarial services, internal audit outsourcing, management functions, human resources, broker-dealer services, legal services and expert services unrelated to the audit.

(3)	Audit Services. The Audit Committee shall pre-approve the annual audit services engagement terms and fees and, as necessary, any change in terms, conditions and fees resulting from change in audit scope, Company structure or other matters.

(4)	Audit-Related Services. The Audit Committee shall pre-approve each year certain audit-related services that may be performed by the independent auditors up to the pre-approved fee levels. Audit- related services are services that are reasonably related to the performance of the audit of the Company’s financial statements but that do not impair the auditor’s independence and may include, but are not necessarily limited to, the following:

(a)	audits of employee benefit plans;

(b)	consultation on accounting matters, including reviews of significant contracts;

(c)	assistance with inquiries from the Securities and Exchange Commission and other regulatory bodies;

(d)	assistance with debt, equity and other financing transactions, including issuing comfort letters; and

(e)	accounting and auditing assistance in connection with merger and acquisition activity.

(5)	Tax and Other Services. The Audit Committee may pre-approve the provision by the independent auditor to the Company of certain tax services that do not impair the independence of the auditor, such as tax compliance, tax planning and tax advice. The Audit Committee will not permit engagement of the independent auditor in connection with a transaction whose sole purpose is tax avoidance, to perform services under contingent fee arrangements or for services prohibited as set forth in Section (2) above. In addition, the Audit Committee may pre-approve other non-audit services that it believes would not impair the independence of the auditor and that are not prohibited as set forth in Section (2) above.

Approval Process

(1)	On an annual basis, the Audit Committee will pre-approve engagement of the independent auditors for audit services and applicable non-audit services.

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(2)	On an annual basis, the Audit Committee will pre-approve a total annual dollar budget for audit-related services and may approve a total annual dollar budget for tax and/or other specified services.(3) The Audit Committee shall be required to pre-approve from time to time, as required, any services or additional budget amounts needed for services beyond what was originally pre-approved by the committee pursuant to Section (1) or (2) above.

(4)	The pre-approval requirement herein may be waived with respect to non-audit services under the following circumstances:

(a)	the aggregate amount of such services constitutes no more than five percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the services are provided;

(b)	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(c)	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or the chairman of the Audit Committee (to whom authority to grant such approvals is hereby expressly delegated).

(5)	The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decision to the Audit Committee at its next scheduled meeting.

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Directions to

Owens & Minor, Inc. Annual Meeting of Shareholders

Thursday, April 30, 2015 — 10:00 a.m.

at

Owens & Minor, Inc. Corporate Headquarters

9120 Lockwood Blvd.

Mechanicsville, Virginia 23116

From Washington, D.C., follow I-95 South to I-295 South via Exit 84A and take Exit 41A/US-301.

From Petersburg, follow I-95 North to I-295 North via Exit 46 and take Exit 41A/US-301.

From Charlottesville, follow I-64 East to I-295 South via Exit 177 and take Exit 41A/US-301.

From Norfolk, follow I-64 West to I-295 North and take Exit 41A/US-301.

From the Airport, departing from the airport, bear right at Airport Drive. Continue on Airport Drive (passing the entrance to I-64) to the I-295 ramp heading toward Charlottesville. Merge onto I-295 North and travel about 10 miles. Take Exit 41A/US-301.

From ALL directions, travel North on US-301 to the first light. Turn right onto Lockwood Boulevard.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, April 29, 2015.
Vote by Internet
• Go to www.envisionreports.com/OMI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		• Follow the instructions provided by the recorded message

q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 through 4.

1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
	01 - James L. Bierman	☐	☐	☐	02 - Stuart M. Essig			☐	☐	☐	03 - John W. Gerdelman	☐	☐	☐
	04 - Lemuel E. Lewis	☐	☐	☐	05 - Martha H. Marsh			☐	☐	☐	06 - Eddie N. Moore, Jr.	☐	☐	☐
	07 - James E. Rogers	☐	☐	☐	08 - David S. Simmons			☐	☐	☐	09 - Robert C. Sledd	☐	☐	☐
	10 - Craig R. Smith	☐	☐	☐	11 - Anne Marie Whittemore			☐	☐	☐

					For	Against	Abstain						For	Against	Abstain
2.	Vote to approve the proposed Owens & Minor, Inc. 2015 Stock Incentive Plan.				☐	☐	☐	4. Advisory vote on executive compensation.					☐	☐	☐
3.	Vote to ratify KPMG LLP as the Company’s independent public accounting firm for 2015.				☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Important notice regarding the Internet availability of proxy materials for the Owens & Minor, Inc. 2015 Annual Meeting of Shareholders. The 2015 Proxy Statement and the 2014 Annual Report/Form 10-K to Shareholders are available at: www.envisionreports.com/OMI

q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  q

Proxy — Owens & Minor, Inc.

ANNUAL MEETING OF SHAREHOLDERS - APRIL 30, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Martha H. Marsh, Robert C. Sledd, and David S. Simmons, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held April 30, 2015, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.